Exhibit 10.2

Recording Requested by

and when recorded return to:

WELLS FARGO BANK, N.A.

Commercial Mortgage Origination

MAC# A0194-093

45 Fremont Street, 9th Floor

San Francisco, California 94105

Attention:	CMO Loan Admin.
Loan No. :	51-0903198

MERS MIN #:	8000101-0000001752-4

LEASEHOLD MORTGAGE

and

ABSOLUTE ASSIGNMENT OF RENTS

AND LEASES

and

SECURITY AGREEMENT

(AND FIXTURE FILING)

City of Boston, County of Suffolk, Commonwealth of Massachusetts

The parties to this LEASEHOLD MORTGAGE AND ABSOLUTE ASSIGNMENT OF RENTS AND LEASES AND SECURITY AGREEMENT (AND FIXTURE FILING) (“Mortgage”), dated as of August 30, 2005, are LHO BACKSTREETS, L.L.C., a Delaware limited liability company (“Mortgagor”), with a mailing address at c/o LaSalle Hotel Properties, 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814, and MORTGAGE ELECTRONIC REGISTRATION SYSTEMS, INC., a Delaware corporation (“MERS” or “Mortgagee”), with a mailing address at MERS Commercial, P.O. Box 2300, Flint, Michigan 48501-2300.

RECITALS

A.	LHO BACKSTREETS, L.L.C. (“Mortgagor”) proposes to borrow from Wells Fargo Bank, National Association (“Lender”) and Lender proposes to lend to Mortgagor, the principal sum of TWO HUNDRED TEN MILLION AND NO/100THS DOLLARS ($210,000,000) (“Loan”). The Loan is evidenced by a promissory note (“Note”) executed by Mortgagor, dated the date of this Mortgage, payable to the order of Lender in the principal amount of the Loan. The maturity date of the Loan is September 1, 2035.

B.	The loan documents include this Mortgage, the Note and the other documents described in the Note as Loan Documents (“Loan Documents”).

ARTICLE 1. MORTGAGE

1.1.	GRANT. For the purposes of and upon the terms and conditions of this Mortgage and for consideration paid, Mortgagor hereby grants, conveys, transfers, assigns and sets over to Mortgagee, with MORTGAGE COVENANTS, all of the following:

a.	That real property (“Land”) located in city of Boston, county of Suffolk, Commonwealth of Massachusetts, and more particularly described on Exhibit A attached hereto;

b.	All appurtenances, easements, rights of way, water and water rights, pumps, pipes, flumes and ditches, and ditch rights, water stock, ditch and/or reservoir stock or interests, royalties, development rights and credits, air rights, minerals, oil rights, and gas rights, no or later used or useful in connection with appurtenant to or related to the Land;

c.	That certain ground lease agreement described on Exhibit B attached hereto. The original lease, together with all amendments, modifications, extensions and assignments heretofore now or hereafter entered into are hereinafter collectively referred to as the “Ground Lease.”

d.	All buildings, structures, facilities, other improvements and Fixtures (hereinafter defined) now or hereafter located on the Land;

e.	All equipment, as such term is defined in Article 9 of the Uniform Commercial Code (as hereinafter defined), now owned or hereafter acquired by Mortgagor, which is used at or in connection with the Improvements or the Land or is located thereon or therein (including, but not limited to, all apparatus, machinery, equipment, furnishings, and electronic data-processing and other office equipment or other customary hotel equipment now owned or hereafter acquired by Mortgagor and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto (collectively, the “Equipment”)), it being intended by the parties that all such items shall be conclusively considered to be a part of the Land;

f.

All fixtures (including without limitation, all Equipment now owned, or the ownership of which is hereafter acquired, by Mortgagor which is so related to the Land and Improvements forming part of the Property (as hereinafter defined) that it is deemed fixtures or real property under the law of the particular state in which the Equipment is located, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration or repair of or installation on the Property (as hereinafter defined), construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Improvements or the Land, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, cleaning, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, plumbing, laundry, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, elevator fixtures, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, gas, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Mortgagor’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions for any of the foregoing and the proceeds thereof (collectively, the “Fixtures”)), it being intended by the parties that all such items shall be conclusively considered to be a part of the Land;

g.	All furniture, furnishings, objects of art, machinery, goods, tools, supplies, work in process, appliances, general intangibles, contract rights, accounts, deposit accounts, accounts receivable, franchises, licenses, inventory, certificates and permits, and all other personal property of any kind or character whatsoever (including, but not limited to, beds, bureaus, chiffonniers, chests, chairs, desks, lamps, mirrors, bookcases, tables, rugs, carpeting, drapes, draperies, curtains, shades, Venetian blinds, screens, paintings, hangings, pictures, divans, couches, luggage carts, luggage racks, stools, sofas, chinaware, linens, pillows, blankets, glassware, silverware, food carts, cookware, dry cleaning facilities, dining room wagons, keys or other entry systems, bars, bar fixtures, liquor and other drink dispensers, icemakers, radios, television sets, intercom and paging equipment, electric and electronic equipment, dictating equipment, private telephone systems, medical equipment, potted plants, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, fittings, plants, apparatus, stoves, ranges, refrigerators, laundry machines, tools, machinery, engines, dynamos, motors, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, call systems, brackets, electrical signs (and other signs at the Property), bulbs, bells, ash and fuel, conveyors, cabinets, lockers, shelving, spotlighting equipment, dishwashers, garbage disposals, washers and dryers), other customary hotel personalty and other tangible property (as defined in and subject to the provisions of the Uniform Commercial Code as hereinafter defined), other than Fixtures, which are now or hereafter owned by Mortgagor and which are located within or about the Land and the Improvements, together with all accessories, replacements and substitutions thereto or therefor and the proceeds thereof (collectively, the “Personal Property”), and the right, title and interest of Mortgagor in and to any of the Personal Property which may be subject to any security interests, as defined in the Uniform Commercial Code, as adopted and enacted by the state where any of the Property (as hereinafter defined) is located (the “Uniform Commercial Code”), superior in lien to the lien of this Mortgage;

h.	All leases, subleases, all licenses and agreements relating to the management, leasing, renting or operation of the property or any portion thereof (including, without limitation, all rental agreements and registration cards and agreements, if any), the Operating Lease (defined below) (subject to the terms of the Subordination and Attornment Agreement executed by Operating Tenant and Lender in connection with the Loan) and other agreements whether or not in writing affecting the use, enjoyment or occupancy of the Land and/or the Improvements heretofore or hereafter entered into and all extensions, amendments and modifications thereto, whether before or after the filing by or against Mortgagor of any petition for relief under any Debtor Relief Law (as defined in Section 7.1(b)(i) herein) (the “Leases”) and all right, title and interest of Mortgagor, its successors and assigns therein and thereunder, including, without limitation, any guaranties of the lessees obligations thereunder, cash or securities deposited thereunder to secure the performance by the lessees of their obligations thereunder and all rents, additional rents, revenues, cash receipts, issues, registration fees, if any, and profits (including, without limitation, all oil and gas or other mineral royalties and bonuses) from the Land and the Improvements, all income, rents, room rates, issues, profits, revenues, deposits, accounts and other benefits from the operation of the hotel on the Land and/or the Improvements, including, without limitation, all revenues, cash and credit card receipts collected from guest rooms, restaurants, bars, mini-bars, meeting rooms, banquet rooms and recreational facilities and otherwise, all, receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of sale, lease, sublease, license, concession, or other grant of the right of the possession, use or occupancy of all or any portion of the Land and/or Improvements or personalty located thereon, or rendering of services by Mortgagor or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others including, without limitation, from the rental of any office space, retail space, commercial space, guest room or other space, halls, stores or offices, including any deposits securing reservations of such space, exhibit or sales space of every kind, license, lease, sublease and concession fees and rentals, health club and/or spa membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales, all deposits or other security now or hereafter made with or given to any utility company by Mortgagor with respect to the Property, and all proceeds, if any, from business interruption or other loss of income insurance relating to the use, enjoyment or occupancy of the Land and/or the Improvements whether paid or accruing before or after the filing by or against Mortgagor of any petition for relief under any Debtor Relief Law (as defined in Section 7.1(b)(i) herein) (the “Rents”) and all proceeds from the sale or other disposition of the Leases and the right to receive and apply the Rents to the payment of the Secured Obligations;

i.

All right, title and interest of Mortgagor, if any, arising from the operation of the Land and the Improvements in and to all payments for goods or property sold or leased or for services rendered, whether or not yet earned by performance, and whether or not evidenced by an instrument or chattel paper, (hereinafter referred to as “Accounts Receivable”) including, without limiting the generality of the foregoing, (i) all accounts (including, without limitation, any deposit accounts), impounds, contract rights, book debts, letters of credit, letter of credit rights, supporting obligations, drafts and notes arising from (A) the operation of a hotel on the Land and the Improvements, or (B) the sale, lease or exchange of goods or other property and/or the performance of services, (ii) Mortgagor’s rights to payment from any consumer credit/charge card organization or entities which sponsor and administer such cards as the American Express card, the Visa card, Discover card, and the MasterCard, (iii) Mortgagor’s rights in, to and under all purchase orders for goods, services or other property, (iv) Mortgagor’s rights to any goods, services or other property represented by any of the foregoing, (v) monies due to or to become due to Mortgagor under all contracts for the sale, lease or exchange of goods or other property and/or the performance of services including the right to payment of any interest or finance charges in respect thereto (whether or not yet earned by performance on the part of Mortgagor) and (vi) all collateral security and guaranties of any kind given by any Person with respect to any of the foregoing. Accounts Receivable shall include those now existing or hereafter created, substitutions therefor, proceeds (whether cash or non-cash, movable or immovable, tangible or intangible) received upon the sale, exchange, transfer, collection or other disposition or substitution thereof and any and all of the foregoing and proceeds therefrom;

j.	All land lying in the right of way of any street, road, avenue, alley, or right-of-way opened, proposed or vacated, and all sidewalks, strips, and gores of land adjacent to, or used in connection with, the Land;

k.	All additions and accretions to the property described above;

l.	All agreements, contracts, insurance policies, certificates, documents, instruments, franchises, plans, specifications, licenses, authorizations, variances, consents, approvals and other permits (including, without limitation, any rights granted by, given by or obtained from, any governmental entity) now or hereafter entered into, and all of Mortgagor’s rights therein and thereto, respecting or pertaining to the use, occupation, construction, management or operation of the Land and any part thereof and any Improvements or respecting any business or activity conducted on the Land and any part thereof and all right, title and interest of Mortgagor therein and thereunder, including, without limitation, the right, upon the happening of any default hereunder, to receive and collect any sums payable to Mortgagor thereunder;

m.	All loan funds held by Lender, whether or not disbursed; all funds deposited with Lender pursuant to any Loan Document, all reserves, deferred payments, deposits, accounts, refunds, cost savings and payments of any kind related to the Property or any portion thereof, including, without limitation, all “Impounds” as defined herein; together with all replacements and proceeds of, and additions and accessions to, any of the foregoing, and all books, records and files relating to any of the foregoing;

n.	All tradenames, trademarks, servicemarks, logos, copyrights, goodwill, books and records, tenant or guest lists, advertising materials, telephone exchange numbers identified in such materials, websites and all other general intangibles relating to or used in connection with the operation of the Property; and

o.	All proceeds of any of the foregoing (including, without limitation, all proceeds of and any unearned premiums on any insurance policies covering the Land and Improvements, the Personal Property and other collateral granted under this Section 1.1, including, without limitation, the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to the Property).

p.	All of the property described above is hereinafter collectively defined as the “Property”. The listing of specific rights or property shall not be interpreted as a limitation of general terms.

ARTICLE 2. OBLIGATIONS SECURED

2.1.	OBLIGATIONS SECURED. This Mortgage is given for the purpose of securing the following obligations (“Secured Obligations”):

a.	Full and punctual payment to Lender of all sums at any time owing under the Note;

b.	Payment and performance of all covenants and obligations of Mortgagor under this Mortgage including, without limitation, indemnification obligations and advances made to protect the Property;

c.	Payment and performance of all additional covenants and obligations of Mortgagor and Mortgagor under the Loan Documents;

d.	Payment and performance of all covenants and obligations, if any, which any rider attached as an exhibit to this Mortgage recites, if any, are secured hereby. As of the date hereof, no such rider is attached hereto;

e.	All interest and charges on all obligations secured hereby including, without limitation, prepayment charges, late charges and loan fees;

f.	All modifications, extensions and renewals of any of the obligations secured hereby, however evidenced, including, without limitation: (i) modifications of the required principal payment dates or interest payment dates or both, as the case may be, deferring or accelerating payment dates wholly or partly; and (ii) modifications, extensions or renewals at a different rate of interest whether or not any such modification, extension or renewal is evidenced by a new or additional promissory note or notes; and

g.	Payment and performance of any other obligations which are defined as “Secured Obligations” in the Note.

2.2.	OBLIGATIONS. The term “obligations” is used herein in its broadest and most comprehensive sense and shall be deemed to include, without limitation, all interest and charges, prepayment charges, late charges and loan fees at any time accruing or assessed on any of the Secured Obligations in accordance with the terms of the Loan Documents.

2.3.	INCORPORATION. All terms and conditions of the documents which evidence any of the Secured Obligations are incorporated herein by this reference. All persons who may have or acquire an interest in the Property shall be deemed to have notice of the terms of the Secured Obligations and to have notice that the rate of interest on one or more Secured Obligation may vary from time to time.

ARTICLE 3. ABSOLUTE ASSIGNMENT OF RENTS AND LEASES

3.1.	ASSIGNMENT. Mortgagor for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, grants, transfers and assigns to Mortgagee all of Mortgagor’s right, title and interest in, to and under: (a) all Leases; and (b) all rents, issues, deposits and profits of the Property, including, without limitation, all Rents and Accounts Receivable (“Payments”). This is a present and absolute assignment, not an assignment for security purposes only, and Mortgagee’s right to the Leases and Payments is not contingent upon, and may be exercised, either in person or by an agent, with or without bringing any action or proceedings, or by a receiver appointed by a court, and with or without possession of, the Property.

3.2.	GRANT OF LICENSE. Mortgagee confers upon Mortgagor a revocable license (“License”) to collect and retain the Payments as they become due and payable, until the occurrence of a Default (as hereinafter defined). Upon a Default, the License shall be automatically revoked and Mortgagee may collect and apply the Payments pursuant to the terms hereof without notice, either in person or by agent, with or without bringing any action or proceedings, or by a receiver appointed by a court, and with or without possession of, the Property. All Payments thereafter collected by Mortgagor shall be held by Mortgagor as trustee under a constructive trust for the benefit of Mortgagee. Mortgagor hereby irrevocably authorizes and directs the tenants under the Leases to rely upon and comply with any notice or demand by Mortgagee for the payment to Mortgagee of any rental or other sums which may at any time become due under the Leases, or for the performance of any of the tenants’ undertakings under the Leases, and the tenants shall have no right or duty to inquire as to whether any Default has actually occurred or is then existing. Mortgagor hereby relieves the tenants from any liability to Mortgagor by reason of relying upon and complying with any such notice or demand by Mortgagee. Mortgagee may apply, in its sole discretion, any Payments so collected by Mortgagee against any Secured Obligation or any other obligation of Mortgagor, Mortgagor or any other person or entity, under any document or instrument related to or executed in connection with the Loan Documents, whether existing on the date hereof or hereafter arising. Collection of any Payments by Mortgagee shall not cure or waive any Default or notice of Default or invalidate any acts done pursuant to such notice. If and when no Default exists, Mortgagee shall re-confer the License upon Mortgagor until the occurrence of another Default.

3.3.	EFFECT OF ASSIGNMENT. The foregoing irrevocable assignment shall not cause Mortgagee to be: (a) a mortgagee in possession; (b) responsible or liable for the control, care, management or repair of the Property or for performing any of the terms, agreements, undertakings, obligations, representations, warranties, covenants and conditions of the Leases; (c) responsible or liable for any waste committed on the Property by the tenants under any of the Leases or by any other parties; for any dangerous or defective condition of the Property which was not caused by the gross negligence or willful misconduct of Mortgagee or Lender; or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any tenant, licensee, employee, invitee or other person; or (d) responsible for or impose upon Mortgagee any duty to produce rents or profits. Mortgagee shall not directly or indirectly be liable to Mortgagor or any other person as a consequence of: (e) the exercise or failure to exercise any of the rights, remedies or powers granted to Mortgagee hereunder; or (f) the failure or refusal of Mortgagee to perform or discharge any obligation, duty or liability of Mortgagor arising under the Leases.

3.4.	COVENANTS-LONG TERM LEASES.

a.	All Leases. Mortgagor shall, or shall cause Operating Tenant (defined below) to, at Mortgagor’s sole cost and expense:

(i)	perform all obligations of the landlord under the Leases and use reasonable efforts to enforce performance by the tenants of all obligations of the tenants under the Leases;

(ii)	use reasonable efforts to keep the Property leased at all times to tenants which Mortgagor reasonably and in good faith believes are creditworthy at rents not less than the fair market rental value (including, but not limited to, free or discounted rents to the extent the market so requires);

(iii)	promptly upon Mortgagee’s request, deliver to Mortgagee a copy of each requested Lease and all amendments thereto and waivers thereof; and

(iv)	promptly upon Mortgagee’s request, execute and record any additional assignments of landlord’s interest under any Lease to Mortgagee and specific subordinations of any Lease to this Mortgage, in form and substance satisfactory to Mortgagee.

Unless consented to in writing by Mortgagee or otherwise permitted under any other provision of the Loan Documents, Mortgagor shall not:

(v)	grant any tenant under any Lease any option, right of first refusal or other right to purchase all or any portion of the Property under any circumstances;

(vi)	grant any tenant under any Lease any right to prepay rent more than 1 month in advance;

(vii)	except upon Mortgagee’s request, execute any assignment of landlord’s interest in any Lease; or

(viii)	collect rent or other sums due under any Lease in advance, other than to collect rent 1 month in advance of the time when it becomes due.

Any such attempted action in violation of the provisions of this Section shall be null and void.

Mortgagor shall (or shall cause Operating Tenant to) deposit with Mortgagee any sums received by Mortgagor or Operating Tenant in consideration of any termination, modification or amendment of any Lease or any release or discharge of any tenant under any Lease from any obligation thereunder and any such sums received by Mortgagor or Operating Tenant shall be held in trust by Mortgagor or Operating Tenant for such purpose. Notwithstanding the foregoing, so long as no Default exists, the portion of any such sum received by Mortgagor or Operating Tenant with respect to any Lease which is less than $500,000 shall be payable to Mortgagor or Operating Tenant. All such sums received by Mortgagee with respect to any Lease shall be deemed “Impounds” (as defined in Section 6.12b) and shall be deposited by Mortgagee into a pledged account in accordance with Section 6.12b. If no Default exists, Mortgagee shall release such Impounds to Mortgagor or Operating Tenant from time to time as necessary to pay or reimburse Mortgagor or Operating Tenant for such tenant improvements, brokerage commissions and other leasing costs as may be required to re-tenant the affected space; provided, however, Mortgagee shall have received and approved each of the following for each tenant for which such costs were incurred; (1) Mortgagor’s or Operating Tenant’s written request for such release, including the name of the tenant, the location and net rentable area of the space and a description and cost breakdown of the tenant improvements or other leasing costs covered by the request; (2) Mortgagor’s or Operating Tenant’s certification that any tenant improvements have been completed lien-free and in a workmanlike manner; (3) a fully executed Lease, or extension or renewal of the current Lease; (4) an estoppel certificate executed by the tenant including its acknowledgement that all tenant improvements have been satisfactorily completed; and (5) such other information with respect to such costs as Mortgagee may require. Following the re-tenanting of all affected space (including, without limitation, the completion of all tenant improvements), and provided no Default exists, Mortgagee shall release any remaining such Impounds relating to the affected space to Mortgagor or Operating Tenant. Mortgagor or Operating Tenant shall construct all tenant improvements in a workmanlike manner and in accordance with all applicable laws, ordinances, rules and regulations.

b.	Major Leases. Mortgagor shall, at Mortgagor’s sole cost and expense, give Mortgagee prompt written notice of any material default by landlord or tenant under any Major Lease (as defined below). Unless consented to in writing by Mortgagee or otherwise permitted under any other provision of the Loan Documents, Mortgagor shall not (and shall not permit Operating Tenant to):

(i)	enter into any Major Lease which (aa) is not on fair market terms (which terms may include free or discounted rent to the extent the market so requires); (bb) does not contain a provision requiring the tenant to execute and deliver to the landlord an estoppel certificate in form and substance satisfactory to the landlord promptly upon the landlord’s request; or (cc) allows the tenant to assign or sublet the premises without the landlord’s consent;

(ii)	reduce any rent or other sums due from the tenant under any Major Lease;

(iii)	terminate or materially modify or amend any Major Lease; or

(iv)	release or discharge the tenant or any guarantor under any Major Lease from any material obligation thereunder.

Any such attempted action in violation of the provisions of this Section shall be null and void.

“Major Lease” as used herein, shall mean any Lease (other than the Operating Lease) the income or revenues from which constitutes two percent (2%) or more of the annual gross revenue or income from the Property. Mortgagor’s obligations with respect to Major Leases shall be governed by the provisions of Section 3.4(a) as well as by the provisions of this Section.

c.	Failure to Deny Request Mortgagee’s failure to deny any written request by Mortgagor for Mortgagee’s consent under the provisions of Sections 3.4a or 3.4b within 10 Business Days after Mortgagee’s receipt of such request (and all documents and information reasonably related thereto) shall be deemed to constitute Mortgagee’s consent to such request.

3.5.	ESTOPPEL CERTIFICATES. Within 30 days after request by Mortgagee, Mortgagor shall deliver (or shall cause delivery) to Mortgagee and to any party designated by Mortgagee, estoppel certificates relating to the Major Leases executed by Mortgagor or Operating Tenant and by each of the tenants, in form and substance reasonably acceptable to Mortgagee; provided, however, if any tenant shall fail or refuse to so execute and deliver any such estoppel certificate upon request, Mortgagor shall use reasonable efforts to cause such tenant to execute and deliver such estoppel certificate but such tenant’s continued failure or refusal to do so, despite Mortgagor’s reasonable efforts, shall not constitute a default by Mortgagor under this Section, nor shall Mortgagor be required to default such Tenant under its Lease or institute legal proceedings against such Tenant if such Tenant does not provide an estoppel certificate.

3.6	RIGHT OF SUBORDINATION. Mortgagee may at any time and from time to time by specific written instrument intended for the purpose unilaterally subordinate the lien of this Mortgage to any Lease, without joinder or consent of, or notice to, Mortgagor, any tenant or any other person. Notice is hereby given to each tenant under a Lease of such right to subordinate. No subordination referred to in this Section shall constitute a subordination to any lien, mortgage or other encumbrance, whenever arising, or improve the right of any junior lienholder. Nothing herein shall be construed as subordinating this Mortgage to any Lease.

ARTICLE 4. SECURITY AGREEMENT AND FIXTURE FILING

4.1.	SECURITY INTEREST. Mortgagor hereby grants to the Mortgagee a continuing security interest in all of the Property in which a security interest may be granted under the Uniform Commercial Code as such is in effect in the Commonwealth of Massachusetts (“UCC”), including without limitation, all of the following (“Collateral”):

All Fixtures, Equipment, Personal Property, goods, building and other materials, supplies, work in process, equipment, machinery, fixtures, furniture, furnishings, signs and other personal property, wherever situated, which are or are to be incorporated into, used in connection with or appropriated for use on the Property; all rents, issues, deposits and profits of the Property (to the extent, if any, they are not subject to the Absolute Assignment of Rents and Leases); all inventory, accounts, cash receipts, deposit accounts, impounds, accounts receivable, contract rights, general intangibles, software, chattel paper, instruments, documents, promissory notes, drafts, letters of credit, letter of credit rights, supporting obligations, insurance policies, insurance and condemnation awards and proceeds, any other rights to the payment of money, trade names, trademarks and service marks arising from or related to the Property or any business now or hereafter conducted thereon by Mortgagor; all permits, consents, approvals, licenses, authorizations and other rights granted by, given by or obtained from, any governmental entity with respect to the Property; all deposits or other security now or hereafter made with or given to utility companies by Mortgagor with respect to the Property; all advance payments of insurance premiums made by Mortgagor with respect to the Property; all plans, drawings and specifications relating to the Property; all loan funds held by Mortgagee, whether or not disbursed; all funds deposited with Mortgagee pursuant to any Loan Document, including, all reserves, deferred payments, deposits, accounts, refunds, cost savings and payments of any kind related to the Property or any portion thereof, including, without limitation, all “Impounds” as defined herein; and all rights of Mortgagor under the Ground Lease and as lessees under all personal property leases with respect to the Property; together with all replacements and proceeds of, and additions and accessions to, any of the foregoing, and all books, records and files relating to any of the foregoing.

As to all of the above-described personal property which is or which hereafter becomes a “fixture” under applicable law, this Mortgage constitutes a fixture filing under the UCC, as amended or recodified from time to time (“UCC”).

4.2.

COVENANTS. Mortgagor agrees: (a) to execute and deliver such documents as Mortgagee deems reasonably necessary to create, perfect and continue the security interests contemplated hereby; (b) not to change its name, and, as applicable, its chief executive offices, its principal residence or the jurisdiction in which it is organized without giving Mortgagee at least 30 days’ prior written notice thereof; and (c) to cooperate with Mortgagee in perfecting all security interests granted herein and in obtaining such agreements from third parties as Mortgagee deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of Mortgagee’s rights hereunder.

4.3.	RIGHTS OF MORTGAGEE. In addition to Mortgagee’s rights as a “Secured Party” under the UCC, Mortgagee may, but shall not be obligated to, at any time without notice and at the expense of Mortgagor: (a) give notice to any person of Mortgagee’s rights hereunder and enforce such rights at law or in equity; (b) insure, protect, defend and preserve the Collateral or any rights or interests of Mortgagee therein; and (c) inspect the Collateral; Notwithstanding the above, in no event shall Mortgagee be deemed to have accepted any property other than cash in satisfaction of any obligation of Mortgagor to Mortgagee unless Mortgagee shall make an express written election of said remedy under the UCC or other applicable law.

4.4.	RIGHTS OF MORTGAGEE UPON DEFAULT. Upon the occurrence of a Default, then in addition to all of Mortgagee’s rights as a “Secured Party” under the UCC or otherwise at law:

a.	Disposition of Collateral. Mortgagee may: (i) upon written notice, require Mortgagor to assemble any or all of the Collateral and make it available to Mortgagee at a place designated by Mortgagee; (ii) without prior notice, enter upon the Property or other place where the Collateral may be located and take possession of, collect, sell, lease, license and otherwise dispose of the Collateral, and store the same at locations acceptable to Mortgagee at Mortgagor’s expense; or (iii) sell, assign and deliver at any place or in any lawful manner and bid and become purchaser at any such sales; and

b.	Other Rights. Mortgagee may, for the account of Mortgagor and at Mortgagor’s expense: (i) operate, use, consume, sell, lease, license or otherwise dispose of the Collateral as Mortgagee deems appropriate for the purpose of performing any or all of the Secured Obligations; (ii) enter into any agreement, compromise or settlement including insurance claims, which Mortgagee may deem desirable or proper with respect to the Collateral; and (iii) endorse and deliver evidences of title for, and receive, enforce and collect by legal action or otherwise, all indebtedness and obligations now or hereafter owing to Mortgagor in connection with or on account of the Collateral.

Mortgagor acknowledges and agrees that a disposition of the Collateral in accordance with Mortgagee’s rights and remedies as heretofore provided is a disposition thereof in a commercially reasonable manner and that 10 days’ prior notice of such disposition is commercially reasonable notice. Mortgagee shall have no obligation to process or prepare the Collateral for sale or other disposition. In disposing of the Collateral, Mortgagee may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any sale or other disposition of the Collateral may be applied by Mortgagee first to the reasonable expenses incurred by Mortgagee in connection therewith, including, without limitations, reasonable attorneys’ fees and disbursements, and then to the payment of the Secured Obligations, in such order of application as Mortgagee may from time to time elect.

4.5.	POWER OF ATTORNEY. From and after a Default, Mortgagor will promptly cause this Mortgage and any required financing statements to be recorded and re-recorded, registered and re-registered, filed and re-filed at such times and places as may be required by law or deemed advisable by Mortgagee to create, preserve or protect the priority of the security interest created hereby; and that it will from time to time do and cause to be done all such things as may be required by Mortgagee or required by law, including all things which may from time to time be necessary under the UCC fully to create, preserve and protect the priority of the security interest created hereby. Mortgagor hereby irrevocably appoints Mortgagee as Mortgagor’s attorney-in-fact (such agency being coupled with an interest), and as such attorney-in-fact, Mortgagee may, without the obligation to do so, in Mortgagee’s name or in the name of Mortgagor, prepare, execute, file and record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve any of Mortgagee’s security interests and rights in or to the Collateral, and upon a Default, take any other action required of Mortgagor; provided, however, that Mortgagee as such attorney-in-fact shall be accountable only for such funds as are actually received by Mortgagee.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES

5.1.	REPRESENTATIONS AND WARRANTIES. Mortgagor and Operating Tenant represent and warrant to Mortgagee that, to Mortgagor’s and Operating Tenant’s current actual knowledge after reasonable investigation and inquiry, the following statements are true and correct as of the Effective Date:

a.	Legal Status. Mortgagor and Operating Tenant are duly organized and existing and in good standing under the laws of the state(s) in which Mortgagor and Operating Tenant are organized. Mortgagor and Operating Tenant are qualified or licensed to do business in all jurisdictions in which such qualification or licensing is required.

b.	Permits. Mortgagor and Operating Tenant possess all permits, franchises and licenses and all rights to all trademarks, trade names, patents and fictitious names, if any, certificates or other approvals necessary to enable Mortgagor and Operating Tenant to conduct the business(es) (including, without limitation, the operation of a hotel) in which Mortgagor and Operating Tenant are now engaged in compliance with applicable law.

c.	Authorization and Validity. The execution and delivery of the Loan Documents have been duly authorized and the Loan Documents constitute valid and binding obligations of Mortgagor, Operating Tenant, or the party which executed the same, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights, or by the application of rules of equity .

d.	Violations. The execution, delivery and performance by Mortgagor and Operating Tenant of each of the Loan Documents do not violate any provision of any law or regulation, or result in any breach or default under any contract, obligation, indenture or other instrument to which Mortgagor or Operating Tenant is a party or by which Mortgagor or Operating Tenant is bound (including, without limitation, the Management Agreement (as hereinafter defined)).

e.	Litigation. There are no pending or threatened actions, claims, investigations, suits or proceedings before any governmental authority, court or administrative agency which may adversely affect the financial condition or operations of Mortgagor or Operating Tenant other than those previously disclosed in writing by Mortgagor or Operating Tenant to Mortgagee.

f.	Financial Statements. The financial statements of Mortgagor and Mortgagor, of each general partner (if Mortgagor or Operating Tenant is a partnership), of each member (if Mortgagor or Operating Tenant is a limited liability company) and of each guarantor, if any, previously delivered by Mortgagor or Operating Tenant to Mortgagee: (i) are materially complete and correct; (ii) present fairly the financial condition of such party; and (iii) have been prepared in accordance with the same accounting standard used by Mortgagor or Operating Tenant to prepare the financial statements delivered to and approved by Mortgagee in connection with the making of the Loan, or other accounting standards approved by Mortgagee. Since the date of such financial statements, there has been no material adverse change in such financial condition, nor have any assets or properties reflected on such financial statements been sold, transferred, assigned, mortgaged, pledged or encumbered except as previously disclosed in writing by Mortgagor or Operating Tenant to Mortgagee and approved in writing by Mortgagee.

g.	Reports. All reports, documents, instruments and information delivered to Mortgagee by Mortgagor or its agents (or that Mortgagee has provided to Mortgagor to review) in connection with the Loan: (i) are correct and sufficiently complete to give Mortgagee accurate knowledge of their subject matter; and (ii) do not contain any misrepresentation of a material fact or omission of a material fact which omission makes the provided information misleading.

h.	Income Taxes. There are no pending assessments or adjustments of Mortgagor’s or Operating Tenant’s income tax payable with respect to any year.

i.	Subordination. There is no agreement or instrument to which Mortgagor is a party or by which Mortgagor is bound that would require the subordination in right of payment of any of Mortgagor’s obligations under the Note to an obligation owed to another party.

j.

Title/Ground Lease. Mortgagor lawfully holds and possesses the entire unencumbered leasehold estate in the Land created by the Ground Lease, and has good and marketable title to all of the other Property, without limitation the Equipment, Fixtures and the Personnel Property, and the right to encumber same and grant and convey this Mortgage. A true, correct, and complete copy of the Ground Lease has been delivered to Mortgagee by (or on behalf of) Mortgagor. This Mortgage is a first and prior mortgage on the Property prior and superior to all other liens, mortgages and encumbrances on the Property except: (i) liens for real estate taxes and assessments not yet due and payable; (ii) senior exceptions previously approved by Mortgagee and shown in the title insurance policy insuring the priority of this Mortgage; and (iii) other matters, if any, previously disclosed to Mortgagee by Mortgagor in a writing specifically referring to this representation and warranty ((i), (ii) and (iii) are collectively referred to herein as the “Permitted Encumbrances”). (A) The Ground Lease is in full force and effect and has not been modified or amended in any manner whatsoever. (B) There are no material defaults by Mortgagor or, to the best of Mortgagor’s knowledge, Ground Lessor (defined below) under the Ground Lease, and to the best of Mortgagor’s knowledge, no event has occurred, which but for the passage of time, or notice, or both, would constitute a default under the Ground Lease. (C) All rents, additional rents and other sums due and payable under the Ground Lease have been paid in full. (D) Neither Mortgagor nor to the best of Mortgagor’s knowledge, Ground Lessor (defined below) has commenced any action or given or received any notice for the purpose of terminating the Ground Lease. (E) Except for the Ground Lease, there are no agreements between Mortgagor and Ground Lessor in any way concerning the subject matter of the Ground Lease or the occupancy or use of the Property. (F) The interest of Mortgagor under the Ground Lease has not been assigned. No portion of the Property has been sublet except as set forth in Schedule 5.1(j) attached. (G) Mortgagor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Mortgage to Mortgagee against the claims of all persons claiming by, through or under it. (H) A memorandum of the Ground Lease has been duly recorded. The Ground Lease permits the interest of Mortgagor to be encumbered by a mortgage. There have not been amendments or modifications to the terms of the Ground Lease since its recordation, with the exception of written instruments which have been recorded. If Ground Lessor (defined below) is given notice of this Mortgage, the Ground Lease may not be canceled, terminated, surrendered or amended (including, without limitation, no cancellation, termination or surrender upon the occurrence of a Casualty or Condemnation) by Mortgagor without the prior written consent of Mortgagee. (I) Mortgagor’s interest in the Ground Lease is assignable to Mortgagee upon notice to, but without the consent of, the ground lessor (or, if any such consent is required, it has been obtained prior to the Closing Date). The Ground Lease is further assignable by Mortgagee, its successors and assigns without the consent of the ground lessor. (J) If Ground Lessor (defined below) is given notice of this Mortgage, the Ground Lease requires the ground lessor to give notice of any default by Mortgagor to Mortgagee. If Ground Lessor (defined below) is given notice of this Mortgage, the Ground Lease, or estoppel letters received by Mortgagee from the ground lessor, further provides that notice of termination given under the Ground Lease is not effective against Mortgagee unless a copy of the notice has been delivered to Lender in the manner described in the Ground Lease. (K) If Ground Lessor (defined below) is given notice of this

Mortgage, Mortgagee is permitted the opportunity (including, where necessary, sufficient time to gain possession of the interest of Mortgagor under the Ground Lease) to cure any default under the Ground Lease, which is curable after the receipt of notice of any of the default before the Ground Lessor thereunder may terminate the Ground Lease. (L) The Ground Lease has a term, which expires on December 13, 2077. (M) The Ground Lease requires the Ground Lessor to enter into a new lease with Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding. (N) Under the terms of the Ground Lease and the Mortgage, taken together, any related insurance and condemnation proceeds will be applied either to the repair or restoration of all or part of the Property, with Mortgagee having the right to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon other than the condemnation proceeds that are paid to the Ground Lessor pursuant to the terms of the Ground Lease. (O) The Ground Lease does not impose any restrictions on subleasing. (P) There is no mortgage encumbering the fee estate of The Massachusetts Turnpike Authority (“Ground Lessor”) in the Land. (Q) Urban Investment and Development Co. (“Urban”) has no rights or to in the Ground Lease or the Property, including its Reconstitution Rights (hereinafter defined) under the Notice of Direct Lease [to be defined in definition of Ground Lease]. As used herein, “Reconstitution Rights” means any right of Urban to reconstitute the Master Lease [to be defined in definition of Ground Lease] as a lease between Landlord and Urban as such Master Lease affects the Property or to reconstitute the Ground Lease as a sublease between Urban and Mortgagor. (R) The Master Lease does not relate to or encumber the Property. (S) The Ground Lease is a direct lease between Ground Lessor and Mortgagor, and Urban has no rights thereunder. (T) All rent payable pursuant to Section 3.1 of the Ground Lease has been paid through the end of the term of the Ground Lease. (U) Ground Lessor cannot terminate the Ground Lease or evict Mortgagor from the Property. The only remedy Ground Lessor has under the Ground Lease to remedy Mortgagor’s breach of the Ground Lease is to pursue legal action through the courts for specific performance or damage.

k.	Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to any such liens) affecting the Property which are or may be prior to or equal to the conveyance granted hereunder.

l.	Encroachments. Except as shown in the survey, if any, previously delivered to Mortgagee, none of the Improvements, the buildings, or other improvements which were included for the purpose of determining the appraised value of the Property lies outside of the boundaries or building restriction lines of the Property and no buildings or other improvements located on adjoining properties encroach upon the Property.

m.	Leases. All existing Leases (including the Operating Lease) are in full force and effect and are enforceable in accordance with their respective terms. No material breach or default by any party, or event which would constitute a material breach or default by any party after notice or the passage of time, or both, exists under any existing Lease. None of the landlord’s interests under any of the Leases, including, but not limited to, rents, additional rents, charges, issues or profits, has been transferred or assigned. No rent or other payment under any existing Lease has been paid by any tenant for more than one (1) month in advance. All Leases (including the Operating Lease) are subject and subordinate to the terms and lien of the Mortgage and are not entitled to the benefit of any non-disturbance except as set forth on Schedule 5.1(m) attached.

n.	Collateral. Mortgagor has good title to the existing Collateral, free and clear of all liens and encumbrances except those, if any, previously disclosed to Mortgagee by Mortgagor in writing specifically referring to this representation and warranty. Mortgagor’s chief executive office (or principal residence, if applicable) is located at the address shown on page one of this Mortgage. Mortgagor is an organization organized solely under the laws of the State of Delaware. All organizational documents of Mortgagor delivered to Mortgagee are complete and accurate in every respect. Mortgagor’s legal name is exactly as shown on page one of this Mortgage. Operating Tenant is an organization organized solely under the laws of the State of Delaware. All organizational documents of Operating Tenant delivered to Mortgagee are complete and accurate in every respect. Operating Tenant’s legal name is exactly as shown on the applicable signature page of this Mortgage.

o.	Condition of Property. Except as shown in the property condition survey or other engineering reports, if any, previously delivered to or obtained by Mortgagee, the Property is in good condition and repair and is free from any damage that would materially and adversely affect the value of the Property as security for the Loan or the intended use of the Property.

p.	Hazardous Materials. Except as shown in the environmental assessment report(s), if any, previously delivered to or obtained by Mortgagee, the Property is not and has not been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of Hazardous Materials (as hereinafter defined) except as otherwise previously disclosed in writing by Mortgagor or Operating Tenant to Mortgagee.

q.	Hazardous Materials Laws. The Property complies with all Hazardous Materials Laws (as hereinafter defined).

r.	Hazardous Materials Claims. There are no pending or threatened Hazardous Materials Claims (as hereinafter defined).

s.	Wetlands. No part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

t.	Compliance With Laws. All federal, state and local laws, rules and regulations applicable to the Property, including, without limitation, all zoning and building requirements and all requirements of the Americans With Disabilities Act of 1990, as amended from time to time (42 U. S. C. Section 12101 et seq.) have been satisfied or complied with in all material respects. Mortgagor is in possession of all certificates of occupancy and all other licenses, permits and other authorizations required by applicable law for the existing use of the Property. All such certificates of occupancy and other licenses, permits and authorizations are valid and in full force and effect.

u.	Property Taxes and Other Liabilities. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, and ground rents, if any, which previously became due and owing in respect of the Property have been paid.

v.	Condemnation. There is no proceeding pending or threatened for the total or partial condemnation of the Property.

w.	Homestead. There is no homestead or other exemption available to Mortgagor which would materially interfere with Mortgagee’s exercise of its right to the STATUTORY POWER OF SALE granted hereunder.

x.	Solvency. None of the transactions contemplated by the Loan will be or have been made with an actual intent to hinder, delay or defraud any present or future creditors of Mortgagor, and Mortgagor, on the Effective Date, will have received fair and reasonably equivalent value in good faith for the grant of the liens or security interests effected by the Loan Documents. On the Effective Date, Mortgagor and Operating Tenant will be solvent and will not be rendered insolvent by the transactions contemplated by the Loan Documents. Mortgagor is able to pay its debts as they become due.

y.	Separate Tax Parcel(s). The Property is assessed for real estate tax purposes as one or more wholly independent tax parcels, separate from any other real property, and no other real property is assessed and taxed together with the Property or any portion thereof.

z.	Utilities; Water; Sewer. The Property is served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and the Property has accepted or is equipped to accept such utility service. The Property is served by public water and sewer systems.

aa.

ERISA Matters. Neither Mortgagor nor Operating Tenant is not an employee benefit plan as defined in Section 3.(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as “Plan”). Neither Mortgagor’s nor Operating Tenant’s assets do not constitute

“plan assets” of any plan within the meaning of Department of Labor Regulation Section 2510.3-101. Mortgagor will not transfer or convey the Property to a Plan or to a person or entity whose assets constitute such “plan assets,” and neither Mortgagor nor Operating Tenant will be reconstituted as a Plan or as an entity whose assets constitute “plan assets.” No Lease is with a Plan or an entity whose assets constitute such “plan assets,” and neither Mortgagor nor Operating Tenant will enter into any Lease with a Plan or an entity whose assets constitute such “plan assets.” With respect to the Loan, Mortgagor and Operating Tenant is acting on their own behalf and not on account of or for the benefit of any Plan.

bb.	Management Agreement. (1) The Management Agreement is in full force and effect, and all fees and other sums due thereunder have been paid in-full to date, and neither Operating Tenant nor to the best of Mortgagor’s knowledge, Manager is in default thereunder; (2) All Rents derived from the Hotel are deposited into a separate, segregated account with Bank of America, N. A., located in Boston, Massachusetts. The name on the account is “Westin Management Company East, as manager on behalf of LHO Backstreets, L. L. C., and LHO Backstreets Lessee, L. L. C., owner and operating tenant, respectively, of the Westin Copley Hotel.”

cc.	Franchise Agreement. Mortgagor acknowledges that there is no franchise agreement currently in place at the Property. In the event that Mortgagor or Operating Tenant shall elect to enter into a franchise agreement in the future, Mortgagor agrees that it shall be a Qualified Franchise Agreement. Mortgagor represents and warrants that there is no property improvement plan currently in place at the Property.

“Qualified Franchisor” shall mean a reputable and experienced franchisor (which may be an Affiliate of Mortgagor) satisfying the Prudent Lender Standard and possessing experience in flagging hotel properties similar in scope, use and value as the Property, provided, that Mortgagor shall have obtained (i) a Rating Agency Confirmation with respect to such Person and (ii) if such Person is an Affiliate of Mortgagor, a New Non-Consolidation Opinion with respect to Mortgagor and such Person.

“Qualified Franchise Agreement” shall mean, collectively, a franchise, trademark and license agreement with a Qualified Franchisor, which franchise, trademark and license agreement shall be in customary form and substance and satisfy the Prudent Lender Standard; provided, Lender, at its option, may require that Mortgagor shall have obtained a Rating Agency Confirmation with respect to the same; and (b) a franchisor comfort letter substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Mortgagor and such Qualified Franchisor, at Mortgagor’s expense.

“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is reasonably acceptable to Lender and (ii) after a Securitization, would be acceptable to a prudent lender of securitized commercial mortgage loans of a similar type and size as the Loan.

dd.	Personal Property/FF&E. All Personal Property used in connection with the operation of the Property is owned by Mortgagor except the computer systems router, which is owned by Manager.

ee.	REA. The REA is in full force and effect, and neither Borrower nor, to Borrower’s knowledge, any other party to the REA, is in default thereunder, and to the best of Borrower’ knowledge there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as set forth on Schedule V, the REA has not been modified, amended, or supplemented.

“REA” shall mean, collectively, as the same may be amended, restated, supplemented, or otherwise modified from time to time, those certain reciprocal easement agreements and other agreements more specifically described on Exhibit C attached hereto and made a part hereof.

ff.	Operating Lease/Assignment of Leases. Mortgagor, as landlord, under the Operating Lease, hereby waives any right to a security interest in and to the Rents and any Personal Property owned by Operating Tenant as set forth in Section 7.2 of the Operating Lease. Mortgagor, as landlord under the Operating Lease hereby consents to the execution and delivery of that certain assignment of leases, rents, and contracts dated the date hereof by Operating Tenant.

5.2	REPRESENTATIONS, WARRANTIES AND COVENANTS REGARDING STATUS (LEVEL V SPE).

Mortgagor and Operating Tenant hereby represent, warrant, and covenant to Mortgagee that with respect to both Mortgagor and Operating Tenant:

(a)	each such entity was organized with respect to Mortgage solely for the purpose of owning the Property, and with respect to Operating Tenant, solely for the purpose of leasing and operating the Property;

(b)	each such entity has not and will not engage in any business unrelated to, with respect to Mortgagor, the ownership of the Property and, with respect to Operating Tenant, its interest in the Operating Lease (and personal property incidental to the leasing and operation of the Property;

(c)	such entity has not and will not have any assets other than with respect to Mortgagor the Property (and personal property incidental to the ownership and operation of the Property) and, with respect to Operating Tenant, the leasing and operation of the Property;

(d)	each such entity has not and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale, transfer of partnership or membership interest, or amendment of its articles of incorporation, articles of organization, certificate of formation, operating agreement or partnership agreement, as applicable;

(e)	if such entity is a partnership, all of its general partners are corporations that satisfy the requirements set forth in this Section 5.2;

(f)	if such entity is a limited liability company, it has at least one managing member that is a corporation that satisfies the requirements set forth in this Section 5.2;

(g)	such entity, without the unanimous consent of all of its general partners, directors or members, as applicable, shall not file or consent to the filing of any bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(h)	such entity has no indebtedness (and will have no indebtedness) other than (i) the Loan (to the extent it is liable under the terms of the Loan Documents); and (ii) unsecured trade debt not to exceed 3% of the loan amount in the aggregate with respect to Mortgagor and Operating Tenant or $10,000 in the aggregate with respect to each such other entity required to comply with this Section 5.2, which is not evidenced by a note and is incurred in the ordinary course of its business in connection with owning, operating and maintaining the Property (or its interest in Mortgagor, as applicable) and is paid within 60 days from the date incurred;

(i)	such entity has not and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(j)	such entity has maintained and will maintain its accounts, books and records separate from any other person or entity, or if part of a consolidated group, is shown as a separate member of such group;

(k)	such entity has maintained and will maintain its books, records, resolutions and agreements as official records;

(l)	such entity (i) has not and will not commingle its funds or assets with those of any other entity; and (ii) has held and will hold its assets in its own name;

(m)	such entity has conducted and will conduct its business in its own name;

(n)	such entity has maintained and will maintain its accounting records and other entity documents separate from any other person or entity, or if part of a consolidated group, is shown as a separate member of such group;

(o)	such entity has prepared and will prepare separate tax returns and financial statements, or if part of a consolidated group, is shown as a separate member of such group;

(p)	such entity has paid and will pay its own liabilities and expenses out of its own funds and assets;

(q)	such entity has held and will hold regular meetings, as appropriate, to conducts its business and has observed and will observe all corporate, partnership or limited liability company formalities and record keeping, as applicable;

(r)	such entity has not and will not assume or guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of any other entity;

(s)	such entity has not and will not acquire obligations or securities of its partners, members or shareholders, as applicable;

(t)	such entity has allocated and will allocate fairly and reasonably the costs associated with common employees and any overhead for shared office space and each such entity has used and will use separate stationery, invoices and checks;

(u)	such entity has not and will not pledge its assets for the benefit of any other person or entity;

(v)	such entity has held and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other person or entity;

(w)	such entity has not made and will not make loans to any person or entity;

(x)	such entity has not and will not identify its partners, members or shareholders as applicable, or any affiliates of any of the foregoing, as a division or part of it;

(y)	such entity has not entered into and will not enter into or be a party to, any transaction with its partners, members, shareholders, as applicable, or any affiliates of any of the foregoing, except in the ordinary course of its business pursuant to written agreements and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(z)	if such entity is a corporation, the directors of such entity shall consider the interests of the creditors of such entity in connection with all corporate action;

(aa)	such entity has paid and will pay the salaries of its own employees and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(bb)	such entity has maintained and will maintain adequate capital in light of its contemplated business operations;

(cc)	if such entity is a partnership with more than one general partner, its partnership agreement requires the remaining partners to continue the partnership as long as one solvent general partner exists;

(dd)	if such entity is a limited liability company, its operating agreement, if any such entity is a partnership, its partnership agreement, and if any such entity is a corporation, to the full extent permitted by applicable law, its articles of incorporation, contain the provisions set forth in this Section 5.2 and any such entity shall conduct its business and operations in strict compliance with the terms contained therein;

(ee)	such entity will, as a condition to the closing of the Loan, deliver to Mortgagee a nonconsolidation opinion in form and substance acceptable to Mortgagee;

(ff)	if any such entity is a corporation or a single-member Delaware limited liability company (a “Delaware LLC”), it has maintained and will continue to maintain at least one Independent Director (or Independent Manager, as applicable (each as defined below); and

(gg)	if any such entity is a corporation, it has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless an Independent Director shall have participated in such vote; and

(hh)

In the event Mortgagor or Operating Tenant is a Delaware LLC, the limited liability company agreement of Mortgagor or Operating Tenant (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the sole member of Mortgagor or Operating Tenant (as applicable) (“Member”) to cease to be the member of Mortgagor or Operating Tenant (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Mortgagor or Operating Tenant (as applicable) and the admission of the transferee, or (B) the resignation of Member and the admission of an additional member, in either case in accordance with the terms of the Loan Documents and the LLC Agreement), the person executing the LLC Agreement as a “Special Member” (as such term is defined in the LLC Agreement) (“Special Member”) shall, without any action of any other person or entity and simultaneously with the Member ceasing to be the member of Mortgagor or Operating Tenant (as applicable), automatically be admitted to Mortgagor or Operating Tenant (as applicable) and shall continue Mortgagor or Operating Tenant (as applicable) without dissolution and (ii) Special Member may not resign from Mortgagor or Operating Tenant (as applicable) or transfer its rights as Special Member unless a successor Special Member has been admitted to Mortgagor or Operating Tenant (as applicable) as Special Member in accordance with requirements of Delaware law. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Mortgagor or Operating Tenant (as applicable) upon the admission to Mortgagor or Operating Tenant (as applicable) of a substitute Member, (ii) Special Member shall be a member of Mortgagor or Operating Tenant (as applicable) that has no interest in the profits, losses and capital of Mortgagor or Operating Tenant (as applicable) and has no right to receive any distributions of Mortgagor’s or Operating Tenant’s (as applicable) assets, (iii) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Mortgagor or Operating Tenant (as applicable) and shall not receive a limited liability company interest in Mortgagor or Operating Tenant (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Mortgagor or Operating Tenant (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Mortgagor or Operating Tenant (as applicable), including, without limitation, the merger, consolidation or conversion of Mortgagor or Operating Tenant (as applicable). In order to implement the admission to Mortgagor or Operating Tenant (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Mortgagor or Operating Tenant (as applicable) as Special Member, Special Member shall not be a member of Mortgagor or Operating Tenant (as applicable).

Upon the occurrence of any event that causes the Member to cease to be a member of Mortgagor or Operating Tenant (as applicable), to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Mortgagor or Operating Tenant (as applicable), agree in writing (i) to continue Mortgagor or Operating Tenant (as applicable) and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Mortgagor or Operating Tenant (as applicable), effective as of the occurrence of the event that terminated the continued membership of Member of Mortgagor or Operating Tenant (as applicable) in Mortgagor or Operating Tenant (as applicable). Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws (defined below) shall not cause Member or Special Member to cease to be a member of Mortgagor or Operating Tenant (as applicable) and upon the occurrence of such an event, the business of Mortgagor or Operating Tenant (as applicable) shall continue without dissolution. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Mortgagor or Operating Tenant (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Mortgagor or Operating Tenant (as applicable).

As used herein, the terms “Independent Director” and “Independent Manager” shall each mean an individual who, except in his or her capacity as an Independent Director or Independent Manager of the corporation or Delaware LLC, as applicable, is not, and has not been during the five (5) years immediately before such individual’s appointment as an Independent Director or Independent Manager, as applicable: (i) a stockholder, director, partner, officer or employee of the corporation or the Delaware LLC, as applicable, or their Affiliates ( as defined below); (ii) affiliated with a customer or supplier of the corporation or the Delaware LLC, as applicable, or their Affiliates (other than in connection with supplying ancillary corporate support); or (iii) a spouse, parent, sibling, child or other family relative of any person described by (i) or (ii) above. As used herein, the term

“Affiliate” shall mean any person or entity other than the corporation or the Delaware LLC, as applicable, which (iv) owns beneficially, directly or indirectly, any outstanding shares of the corporation’s stock or the Delaware LLC’s membership interests, as applicable, or (v) controls, is controlled by or is under common control with the corporation or the Delaware LLC, as applicable. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise.

As used herein, the term “Creditors Rights Laws” shall mean, with respect to any person or entity, any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

5.3	HOTEL OPERATION REPRESENTATIONS, WARRANTIES AND COVENANTS.

a.

Management Agreement. The Improvements are operated under the terms and conditions of that certain Management Agreement dated October 30, 1980, between Operating Tenant (successor-in-interest to Westban Hotel Venture) and Westin Management Company East (successor-in-interest to Westin Hotel Company) (“Manager”) (together with any assignments, modifications, renewals or replacements thereof, the “Management Agreement”), which Management Agreement has been approved by Mortgagee. Mortgagor shall or shall cause and Operating Tenant shall (i) pay all sums required to be paid by Operating Tenant under the Management Agreement; (ii) diligently perform, observe and enforce all of the terms, covenants and conditions of the Management Agreement on the part of Operating Tenant to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Operating Tenant under the Management Agreement, and (iii) promptly notify Mortgagee of the giving of any notice to Operating Tenant of any default by Operating Tenant in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Operating Tenant to be performed and observed and deliver to Mortgagee a true copy of each such notice. Operating Tenant hereby assigns to Mortgagee as further security for the payment of the Secured Obligations and for the performance, and observance of the terms, covenants and conditions of this Mortgage, all the rights, privileges and prerogatives of Operating Tenant to surrender the Management Agreement or to terminate, cancel, modify, change, supplement, alter or amend the Management Agreement in any respect, and any such surrender of the Management Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement without the prior consent of Mortgagee shall be void and of no force and effect. If Operating Tenant shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Operating Tenant to be performed or observed, then, without limiting the generality of the other provisions of this Mortgage, and without waiving or releasing Mortgagor or

Operating Tenant from any of their obligations hereunder, upon two (2) days’ notice to Mortgagor, Mortgagee shall have the right, but be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Operating Tenant to be performed or observed to be promptly performed or observed on behalf of Operating Tenant, to the end that the rights of Operating Tenant in, to and under the Management Agreement shall be kept unimpaired and free from default. Mortgagee and any person designated by Mortgagee shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action referred to in the preceding sentence. If the Manager under the Management Agreement shall deliver to Mortgagee a copy of any notice sent to Operating Tenant of default under the Management Agreement, such notice shall constitute full protection to Mortgagee for any action taken or omitted to be taken by Mortgagee in good faith, in reliance thereon. Mortgagor and/or Operating Tenant shall notify Mortgagee if the Manager sub-contracts to a third party or an affiliate of any or all of its management responsibilities under the Management Agreement. Mortgagor and Operating Tenant shall, from time to time, use commercially reasonable efforts to obtain from the Manager under the Management Agreement such certificates of estoppel with respect to compliance by Operating Tenant with the terms of the Management Agreement as may be requested by Mortgagee; provided that Mortgagor and Operating Tenant are not required to call a default under the Management Agreement or commence litigation against the Manager if the Manager will not provide such certificates of estoppel. Operating Tenant shall exercise each individual option, if any, to extend or renew the terms of the Management Agreement upon demand by Mortgagee within fifteen (15) days prior to the last day upon which any such option may be exercised (subject to such notice periods as are set forth in the Management Agreement), and Operating Tenant hereby expressly authorizes and appoints Mortgagee its attorney-in-fact to exercise any such option in the name of and upon behalf of Operating Tenant, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Any sums expended by Mortgagee pursuant to this paragraph shall bear interest at the Default Rate (defined in the Note) from the date such cost is incurred to the date of payment to Mortgagee, shall deemed to constitute a portion of the Secured Obligations, shall be secured by the lien of this Mortgage and the other Loan Documents and shall be immediately due and payable upon demand by Mortgagee therefore.

b.

New Manager; Amendments to Management Agreement. Without limitation of the foregoing, in the event that (i) Manager does not enter into an extension of the current Management Agreement in 2008, or (ii) Mortgagee exercises its option, pursuant to the Assignment of Management Contracts, to require Operating Tenant to terminate the Management Agreement, then Mortgagee, at its option, may require Mortgagor and Operating Tenant to engage a bona-fide, independent third-party management agent that is a Qualified Manager (other than Westin Management Company East (a successor-in-interest to Westin Hotel Company (“Westin”)) (the “New Manager”) to manage the Property. The New

Manager shall be engaged by Mortgagor and/or Operating Tenant pursuant to a written management agreement that complies with the terms hereof and is otherwise reasonably satisfactory to Mortgagee in all respects, and the New Manager, Mortgagor and Operating Tenant shall execute an assignment of management contracts and a consent, subordination and agreement of manager in the form reasonably satisfactory to Mortgagee. Operating Tenant shall not, without the prior written consent of Mortgagee (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate or cancel the Management Agreement or otherwise replace Manager or enter into any other management agreement with respect to the Property; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect. In the event that Mortgagor and/or Operating Tenant replaces Manager at any time during the term of Loan pursuant to this subsection, such Manager shall be a Qualified Manager (hereinafter defined).

c.	“Qualified Manager” shall mean (i) Westin or (ii) a reputable and experienced professional management organization (A) which manages, together with its Affiliates, at least five (5) first class hotels of a type and quality similar to the Property, totaling in the aggregate no less than 1,500 guest rooms and (b) prior to whose employment as manager of the Property (I) prior to the occurrence of a securitization of the Loan, such employment shall have been approved by Lender and (II) after the occurrence of a Securitization, Lender shall have a Rating Agency Confirmation.

Mortgagor hereby agrees to protect, defend, indemnify and hold Mortgagee free and harmless from and against any and all loss, cost, liability or expense (including, but not limited to, attorneys’ fees, paralegals’ fees and accountants’ fees) resulting from any failure by Operating Tenant to perform its obligations under the Management Agreement.

d.	Operation of Hotel-Flag. Subject to and as otherwise provided for in Section 3.10 to Exhibit A of the Note, Mortgagor shall, throughout the Loan term, operate and brand the hotel Property as (1) a “Westin” hotel (the “Westin Flag”) pursuant to the terms of the Management Agreement or (2) an Approved Hotel Flag. The term “Approved Hotel Flag” shall mean any mark, trademark, tradename, logotype and/or brand for a first-class hotel (“Hotel Flag”) of a similar scope, quality, and prestige to the now current hotel Property, provided (i) Mortgagor shall have obtained a Rating Agency Confirmation with respect to such Hotel Flag and (ii) the hotel Property is operated/managed by a Qualified Franchisor or a Qualified Manager.

ARTICLE 6. RIGHTS AND DUTIES OF THE PARTIES

6.1.	MAINTENANCE AND PRESERVATION OF THE PROPERTY. Mortgagor shall, and shall cause Operating Tenant to: (a) keep the Property in good condition and repair and in the condition required under the Management Agreement; (b) complete or restore promptly and in workmanlike manner the Property or any part thereof which may be damaged or destroyed; (c) comply and cause the Property to comply in all material respects with (i) all laws, ordinances, regulations and standards, (ii) all covenants, conditions, restrictions and equitable servitudes, whether public or private, of every kind and character and (iii) all requirements of insurance companies and any bureau or agency which establishes standards of insurability, which laws, covenants or requirements affect the Property and pertain to acts committed or conditions existing thereon, including, without limitation, any work of alteration, improvement or demolition as such laws, covenants or requirements mandate; (d) operate and manage the Property at all times in a professional manner and do all other acts which from the character or use of the Property may be reasonably necessary to maintain and preserve its value; (e) promptly after execution, deliver to Mortgagee a copy of the Management Agreement concerning the Property and all amendments thereto and waivers thereof; and (f) execute and acknowledge all further documents, instruments and other papers as Mortgagee reasonably deems necessary or appropriate to preserve, continue, perfect and enjoy the benefits of this Mortgage and perform Mortgagor’s obligations, including, without limitation, statements of the amount secured hereby then owing and statements of no offset and the execution and delivery of all such writings necessary to transfer any liquor licenses with respect to the Property into the name of Lender or its designee after the occurrence of an Event of Default. Mortgagor shall not: (g) remove or demolish all or any material part of the Property; (h) alter either (i) the exterior of the Property in a manner which materially and adversely affects the value of the Property or (ii) the roof or other structural elements of the Property in a manner which requires a building permit except for tenant improvements required under the Leases, and in the case of clauses (i) and (ii) above, without the consent of Manager to the extent required by the Management Agreement; (i) initiate or acquiesce in any change in any zoning or other land classification which affects the Property; (j) materially alter the type of occupancy or use of all or any part of the Property; or (k) commit or permit waste of the Property.

6.2.	HAZARDOUS MATERIALS. Without limiting any other provision of this Mortgage, Mortgagor and Operating Tenant agree as follows:

a.	Prohibited Activities. Neither Mortgagor nor Operating Tenant shall not cause or permit the Property to be used as a site for the use, generation, manufacture, storage, treatment, release, discharge, disposal, transportation or presence of any of the following (collectively, “Hazardous Materials”): oil or other petroleum products; flammable explosives; asbestos; urea formaldehyde insulation; radioactive materials; hazardous wastes; fungus, mold, mildew, spores or other biological or microbial agents the presence of which may affect human health, impair occupancy or materially affect the value or utility of the Property; toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws (defined below) and/or other environmental laws, ordinances, or regulations applicable to Mortgagor, Operating Tenant and the Property.

The foregoing to the contrary notwithstanding, (i) Mortgagor and Operating Tenant may store, maintain and use on the Property janitorial and maintenance supplies, paint and other Hazardous Materials of a type and in a quantity readily available for purchase by the general public and normally stored, maintained and used by owners and managers of properties of a type similar to the Property; and (ii) tenants of the Property may store, maintain and use on the Property (and, if any tenant is a retail business, hold in inventory and sell in the ordinary course of such tenant’s business) Hazardous Materials of a type and quantity readily available for purchase by the general public and normally stored, maintained and used (and, if tenant is a retail business, sold) by tenants in similar lines of business on properties similar to the Property.]

b.	Statutory Requirement. Mortgagor shall not use, or permit the use of, all or any portion of the Property for the Storage, treatment, use or disposal of any substance for which a license or permit is required by Massachusetts General Laws, Chapter 21C, as the same may be amended from time to time, unless all required licenses and permits are obtained and complied with and such use is in compliance with all applicable Hazardous Materials Laws (as hereinafter defined).

c.	Hazardous Materials Laws. Mortgagor shall comply and cause Operating Tenant to comply and cause the Property to comply with all federal, state and local laws, ordinances and regulations relating to Hazardous Materials (“Hazardous Materials Laws”), including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

d.	Notices. Mortgagor and Operating Tenant shall immediately notify Mortgagee in writing of: (i) the discovery of any Hazardous Materials on, under or about the Property (other than Hazardous Materials permitted under Section 6.2a); (ii) any knowledge by Mortgagor or Operating Tenant that the Property does not comply with any Hazardous Materials Laws; (iii) any claims or actions (“Hazardous Materials Claims”) pending or threatened against Mortgagor, Operating Tenant or the Property by any governmental entity or agency or any other person or entity relating to Hazardous Materials or pursuant to the Hazardous Materials Laws; and (iv) the discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property to become contaminated with Hazardous Materials.

e.	Remedial Action. In response to the presence of any Hazardous Materials on, under or about the Property, Mortgagor and Operating Tenant shall immediately take, at Mortgagor’s sole expense, all remedial action required by any Hazardous Materials Laws or any judgment, consent decree, settlement or compromise in respect to any Hazardous Materials Claims.

f.	Inspection By Mortgagee. Upon reasonable prior notice to Mortgagor and Operating Tenant, Mortgagee, its employees and agents, may from time to time (whether before or after the commencement of a nonjudicial or judicial foreclosure proceeding), enter and inspect the Property for the purpose of determining the existence, location, nature and magnitude of any past or present release or threatened release of any Hazardous Materials into, onto, beneath or from the Property.

g.	[Intentionally Deleted].

6.3.	COMPLIANCE WITH LAWS. Mortgagor shall comply and shall cause Operating Tenant to comply in all material respects with all federal, state and local laws, rules and regulations applicable to the Property, including, without limitation, all zoning and building requirements and all requirements of the Americans With Disabilities Act of 1990 (42 U.S.C. Section 12101 et seq.), as amended from time to time. Mortgagor shall possess and maintain or cause Operating Tenant to possess and maintain in full force and effect at all times (a) all certificates of occupancy and other licenses, permits and authorizations required by applicable law for the existing use of the Property and (b) all permits, franchises and licenses and all rights to all trademarks, trade names, patents and fictitious names, if any, required by applicable law for Mortgagor and Operating Tenant to conduct the business(es) in which Mortgagor and Operating Tenant are now engaged, including, without limitation, any applicable hotel business licenses, or liquor licenses.

6.4.	LITIGATION. Mortgagor shall promptly notify Mortgagee in writing of any litigation pending or threatened against Mortgagor or Operating Tenant claiming damages in excess of $1,000,000 and of all pending or threatened litigation against Mortgagor or Operating Tenant if the aggregate damage claims against Mortgagor or Operating Tenant exceed $2,000,000.

6.5.	MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Mortgagor shall not and shall cause Operating Tenant to not: (a) merge or consolidate with any other entity; (b) make any substantial change in the nature of Mortgagor’s Operating Tenant’s business or structure; (c) acquire all or substantially all of the assets of any other entity; or (d) sell, lease, assign, transfer or otherwise dispose of a material part of Mortgagor’s or Operating Tenant’s assets except in the ordinary course of Mortgagor’s or Operating Tenant’s business.

6.6.

ACCOUNTING RECORDS. Mortgagor shall maintain and shall cause Operating Tenant to maintain adequate books and records in accordance with the Uniform System of Accounts for Hotels as approved by the American Hotel and Motel Association (as in effect from time to time) (the “Uniform System of Accounts”) or such other accounting standards approved by Mortgagee. Mortgagee acknowledges that, as of the date hereof, the ninth (9th) version of the Uniform System of Accounts is acceptable to Mortgagee. Mortgagor shall permit and shall cause Operating Tenant to permit any representative of Mortgagee, at any reasonable upon reasonable advanced notice and subject to the terms of the Management Agreement, and from time to time, to inspect, audit and examine such books and records and make copies of same.

6.7.	COSTS, EXPENSES AND ATTORNEYS’ FEES. Mortgagor shall pay to Mortgagee the full amount of all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses of Mortgagee’s in-house or outside counsel, incurred by Mortgagee in connection with: (a) appraisals and inspections of the Property or Collateral required by Mortgagee as a result of (i) a Transfer or proposed Transfer (as defined below), or (ii) a Default; (b) appraisals and inspections of the Property or Collateral required by applicable law, including, without limitation, federal or state regulatory reporting requirements; and (c) any acts performed by Mortgagee at Mortgagor’s request or wholly or partially for the benefit of Mortgagor (including, without limitation, the preparation or review of amendments, assumptions, waivers, releases, reconveyances, estoppel certificates or statements of amounts owing under any Secured Obligation). In connection with appraisals and inspections, Mortgagor specifically (but not by way of limitation) acknowledges that: (aa) a formal written appraisal of the Property by a state certified or licensed appraiser may be required by federal regulatory reporting requirements on an annual or more frequent basis; and (bb) Mortgagee may require inspection of the Property by an independent supervising architect, a cost engineering specialist, or both. Mortgagor shall pay all indebtedness arising under this Section immediately upon demand by Mortgagee together with interest thereon following notice of such indebtedness at the rate of interest then applicable to the principal balance of the Note as specified therein. Notwithstanding the foregoing or anything herein to the contrary, Mortgagee shall not require appraisals and inspections of the Property or Collateral more than one (1) time each year unless in connection with a securitization of the Loan or if there has been a Default.

6.8.	LIENS, ENCUMBRANCES AND CHARGES. Mortgagor shall immediately discharge by bonding or otherwise any lien, charge or other encumbrance which attaches to the Property in violation of Section 6.15 that may now or hereafter be levied or assessed against the Property or the estate created by this Mortgage. Subject to Mortgagor’s right to contest such matters under this Mortgage or as expressly permitted in the Loan Documents, Mortgagor shall pay when due all obligations secured by or reducible to liens and encumbrances which shall now or hereafter encumber or appear to encumber all or any part of the Property, or the estate created by this Mortgage, or any other interest therein, whether senior or subordinate hereto, including, without limitation, all claims for work or labor performed, or materials or supplies furnished, in connection with any work of demolition, alteration, repair, improvement or construction of or upon the Property, except such as Mortgagor may in good faith contest or as to which a bona fide dispute may arise (provided provision is made to the satisfaction of Mortgagee for eventual payment thereof in the event that Mortgagor is obligated to make such payment and that any recorded claim of lien, charge or other encumbrance against the Property is immediately discharged by bonding or otherwise).

6.9.	TAXES AND OTHER LIABILITIES. Mortgagor shall (or shall cause Operating Tenant to pay and discharge when due and prior to any late charges or interest accruing any and all indebtedness, obligations, assessments and taxes, both real and personal and including federal and state income taxes and state and local property taxes and assessments. Mortgagor shall promptly provide to Mortgagee copies of all tax and assessment notices pertaining to the Property. Mortgagor hereby authorizes Mortgagee to obtain, at Mortgagor’s expense (which shall not exceed $500 per year), a tax service contract which shall provide tax information on the Property to Mortgagee for the term of the Loan and any extensions or renewals of the Loan.

6.10.	INSURANCE COVERAGE. Mortgagor shall or shall cause Operating Tenant to obtain and maintain all insurance coverage required pursuant to that certain Agreement Regarding Required Insurance dated the date hereof by and between Mortgagor and Mortgagee.

6.11.	CONDEMNATION AND INSURANCE PROCEEDS.

a.	Assignment of Claims. Mortgagor absolutely and irrevocably assigns to Mortgagee all of the following rights, claims and amounts (collectively, “Claims”), all of which shall be paid to Mortgagee: (i) all awards of damages and all other compensation payable directly or indirectly by reason of a condemnation or proposed condemnation for public or private use affecting all or any part of, or any interest in, the Property; (ii) all other claims and awards for damages to or decrease in value of all or any part of, or any interest in, the Property; (iii) all proceeds of any insurance policies payable by reason of loss sustained to all or any part of the Property; and (iv) all interest which may accrue on any of the foregoing. Mortgagor shall give Mortgagee prompt written notice of the occurrence of any casualty affecting, or the institution of any proceedings for eminent domain or for the condemnation of, the Property or any portion thereof. So long as no Default has occurred and is continuing at the time, (i) Mortgagor shall have the right to adjust, compromise and settle any Claim or group of related Claims of $4,600,000 or less without the participation or consent of Mortgagee and (ii) Mortgagee shall have the right to participate in and consent to any adjustment, compromise or settlement of any Claim or group of related Claims exceeding $4,600,000. If a Default has occurred and is continuing at the time, Mortgagor hereby irrevocably empowers Mortgagee, in the name of Mortgagor, as Mortgagor’s true and lawful attorney in fact, to commence, appear in, defend, prosecute, adjust, compromise and settle all Claims; provided, however, Mortgagee shall not be responsible for any failure to undertake any or all of such actions regardless of the cause of the failure. All awards, proceeds and other sums described herein shall, in all cases, be payable to Mortgagee.

b.

Application of Proceeds; No Default. So long as no Default has occurred and is continuing at the time of Mortgagee’s receipt of the proceeds of the Claims (“Proceeds”) and no Default has occurred, and is continuing at the time of application of such Proceeds, if the Proceeds of any Claim do not exceed $4,600,000 and the cost of completing the restoration does not exceed $4,600,000, provided the conditions set forth in Sections 6.11(b)(iii)(cc)(4)-(8) and 6.11(b)(iii)(dd) below are met and Mortgagor delivers to Lender a written undertaking to expeditiously commence and satisfactorily complete the restoration of the Property in accordance with this Mortgage and the other Loan Documents, all such Proceeds shall be disbursed to Mortgagor promptly. If the Proceeds of any Claim exceed $4,600,000 or the cost to complete the restoration exceeds $4,600,000, the following provisions shall apply:, the following provisions shall apply:

(i)	Condemnation. If the Proceeds are the result of Claims described in clauses 6.11.a (i) or (ii) above, or interest accrued thereon, Mortgagee shall apply the Proceeds in the following order of priority: First, to Mortgagee’s and Mortgagor’s expenses (which expenses of Mortgagor shall have been approved by Mortgagee) in settling, prosecuting or defending the Claims; Second, to the repair or restoration of the portion of the Property, if any, not condemned or proposed for condemnation and not otherwise the subject of a claim or award; and Third, (aa) if the repair or restoration of the Property has been completed and all costs incurred in connection with the repair or restoration have been paid in full, to Mortgagor or (bb) in all other circumstances, to the Secured Obligations in any order without suspending, extending or reducing any obligation of Mortgagor to make installment payments.

(ii)	Insurance. If the Proceeds are the result of Claims described in clause 6.11.a (iii) above or interest accrued thereon, Mortgagee shall apply the Proceeds in the following order of priority: first, to Mortgagee ‘s and Mortgagor’s expenses (which expenses of Mortgagor shall have been approved by Mortgagee) in settling, prosecuting or defending the Claims; Second, to the repair or restoration of the Property; and Third, (aa) if the repair or restoration of the Property has been completed and all costs incurred in connection with the repair or restoration have been paid in full, to Mortgagor or (bb) in all other circumstances, to the Secured Obligations in any order without suspending, extending or reducing any obligation of Mortgagor to make installment payments.

(iii)

Restoration. Notwithstanding the foregoing Sections 6.11.b (i) and (ii), Mortgagee shall have no obligation to make any Proceeds available for the repair or restoration of all or any portion of the Property unless and until all the following conditions have been satisfied: (aa) delivery to Mortgagee of the Proceeds plus any additional amount which is needed to pay all costs of the repair or restoration (including, without limitation, taxes, financing charges, insurance and rent during the repair period); (bb) establishment of an arrangement for lien releases and disbursement of funds reasonably acceptable to Mortgagee; (cc) delivery to Mortgagee in form and content reasonably acceptable to Mortgagee of all of the following: (1) plans and specifications for the work; (2) a contract for the work, signed by a contractor reasonably acceptable to Mortgagee; (3) a cost breakdown for the work; (4) if required by Mortgagee, a payment and performance bond for the work; (5) evidence of the continuation of all Major Leases unless consented to in writing by Mortgagee; (6) evidence that, upon completion of the work, the size, capacity, value, and income coverage ratios for the Property will be at least as great as those which existed as of the date hereof; (7) evidence that the work can reasonably be completed on or before that date which is 6 months prior to the Maturity Date; and (8) evidence of the satisfaction of any additional conditions that Mortgagee may reasonably establish to protect Mortgagee’s security; and (dd) the Management Agreement, the franchise agreement, if applicable, and Ground Lease shall remain in full force and effect. Mortgagor acknowledges that the specific conditions described above are reasonable.

c.	Application of Proceeds; Default. If a Default has occurred and is continuing at the time of Mortgagee’s receipt of the Proceeds or if a Default occurs at any time thereafter, Mortgagee may, at Mortgagee’s absolute discretion and regardless of any impairment of security or lack of impairment of security, but subject to applicable law governing use of the Proceeds, if any, apply all or any of the Proceeds to Mortgagee’s expenses in settling, prosecuting or defending the Claims and then apply the balance to the Secured Obligations in any order without suspending, extending or reducing any obligation of Mortgagor to make installment payments, and may release all or any part of the Proceeds to Mortgagor upon any conditions Mortgagee chooses.

6.12.	IMPOUNDS.

a.	Post-Default Impounds. If required by Mortgagee at any time after a Default occurs and continuing, Mortgagor shall deposit with Mortgagee such amounts (“Post-Default Impounds”) on such dates (determined by Mortgagee as provided below) as will be sufficient to pay any or all “Costs” (as defined below) specified by Mortgagee. Mortgagee in its sole discretion shall estimate the amount of such Costs that will be payable or required during any period selected by Mortgagee not exceeding 1 year and shall determine the fractional portion thereof that Mortgagor shall deposit with Mortgagee on each date specified by Mortgagee during such period. If the Post-Default Impounds paid by Mortgagor are not sufficient to pay the related Costs, Mortgagor shall deposit with Mortgagee upon demand an amount equal to the deficiency. All Post-Default Impounds shall be payable by Mortgagor in addition to (but without duplication of) any other Impounds (as defined below).

b.

All Impounds. Post-Default Impounds and any other impounds that may be payable by Mortgagor under the Note are collectively called “Impounds”. All Impounds shall be deposited into one or more segregated or commingled accounts maintained by Mortgagee or its servicing agent. Except as otherwise provided in the Note, such account(s) shall not bear interest. Mortgagee shall not be a trustee, special depository or other fiduciary for Mortgagor with respect to such account, and the existence of such account shall not limit Mortgagee’s rights under this

Mortgage, any other agreement or any provision of law. If no Default exists, Mortgagee shall apply all Impounds to the payment of the related Costs, or in Mortgagee’s sole discretion may release any or all Impounds to Mortgagor for application to and payment of such Costs. If a Default exists, Mortgagee may apply any or all Impounds to any Secured Obligation and/or to cure such Default, whereupon Mortgagor shall restore all Impounds so applied and cure all Defaults not cured by such application. The obligations of Mortgagor hereunder shall not be diminished by deposits of Impounds made by Mortgagor, except to the extent that such obligations have actually been met by application of such Impounds. Upon any assignment of this Mortgage, Mortgagee may assign all Impounds in its possession to Mortgagee’s assignee, whereupon Mortgagee shall be released from all liability with respect to such Impounds. Within 60 days following full repayment of the Secured Obligations (other than as a consequence of foreclosure or conveyance in lieu of foreclosure) or at such earlier time as Mortgagee may elect, Mortgagee shall pay to Mortgagor all Impounds in its possession, and no other party shall have any right or claim thereto. “Costs” means (i) all taxes and other liabilities payable by Mortgagor under Section 6.9, (ii) all insurance premiums payable by Mortgagor under Section 6.10, (iii) all other costs and expenses for which Impounds are required under the Note, and/or (iv) all other amounts that will be reasonably required to preserve the value of the Property. Mortgagor shall deliver to Mortgagee, promptly upon receipt, all bills for Costs for which Mortgagee has required Post-Default Impounds.

6.13.	DEFENSE AND NOTICE OF LOSSES, CLAIMS AND ACTIONS. Mortgagor shall protect, preserve and defend the Property and title to and right of possession of the Property, the security of this Mortgage and the rights and powers of Mortgagee hereunder at Mortgagor’s sole expense against all adverse claims, whether the claim: (a) is against a possessory or non-possessory interest; (b) arose prior or subsequent to the Effective Date; or (c) is senior or junior to Mortgagor’s or Mortgagee’s rights. Mortgagor shall give Mortgagee prompt notice in writing of the assertion of any claim, of the filing of any action or proceeding, of the occurrence of any damage to the Property and of any condemnation offer or action.

6.14.	RIGHT OF INSPECTION. Mortgagee and its independent contractors, agents and employees may enter the Property from time to time upon reasonably prior written notice and subject to the terms of the Management Agreement at any reasonable time for the purpose of inspecting the Property and ascertaining Mortgagor’s compliance with the terms of this Mortgage. Mortgagee shall use reasonable efforts to assure that Mortgagee’s entry upon and inspection of the Property shall not materially and unreasonably interfere with the business or operations of Mortgagor or Mortgagor’s tenants on the Property.

6.15.	DUE ON SALE/ENCUMBRANCE.

a.	Definitions. The following terms shall have the meanings indicated:

“Restricted Party” shall mean each of (i) Borrower, (ii) Mortgagor, (iii) Operating Tenant, (iv) any entity obligated under any guaranty or indemnity made in favor of Mortgagee in connection with the Loan and (v) any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Mortgagor,            , Operating Tenant, or any entity obligated under a guaranty or indemnity made in favor of Mortgagee in connection with the Loan (any such entity, a “Guarantor”) and (iv) any property manager, asset manager, or other similar entity charged (in any capacity) with management responsibilities relating to the Property in which Sponsor, Guarantor, or any affiliate thereof has, directly or indirectly, any legal beneficial or economic interest (an “Affiliated Manager”).

“Transfer” shall mean any sale, installment sale, exchange, mortgage, pledge, hypothecation, assignment, encumbrance or other transfer, conveyance or disposition, whether voluntarily, involuntarily or by operation of law or otherwise.

Definitions. The following terms shall have the meanings indicated:

“New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by outside counsel acceptable to Mortgagee and the Rating Agencies and otherwise in form and substance acceptable to Mortgagee and the Rating Agencies.

“Sponsor” shall mean LaSalle Hotel Properties.

b.	Property Transfers.

(i)	Prohibited Property Transfers. Mortgagor shall not cause or permit any Transfer of all or any part of or any direct or indirect legal or beneficial interest in the Property or the Collateral (collectively, a “Prohibited Property Transfer”), including, without limitation, (A) a Lease of all or a material part of the Property for any purpose other than actual occupancy by a space tenant; and (B) the Transfer of all or any part of Mortgagor’s right, title and interest in and to any Leases or Payments.

(ii)	Permitted Property Transfers. Notwithstanding the foregoing, none of the following Transfers shall be deemed to be a Prohibited Property Transfer: (A) a Transfer which is expressly permitted under the Note; (B) a Lease which is permitted under Article 3; and (C) the sale of inventory in the ordinary course of business.

c.	Equity Transfers.

(i)

Prohibited Equity Transfers. Mortgagor shall not cause or permit any Transfer of any direct or indirect legal or beneficial interest in a Restricted Party (collectively, a “Prohibited Equity Transfer”), including without limitation, (A) if a Restricted Party is a corporation, any merger, consolidation or other Transfer of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (B) if a Restricted Party is a limited partnership, limited liability partnership, general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (C) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Transfer of a non-managing membership interest or the creation or issuance of new non-managing membership interests; or (D) if a Restricted Party is a trust, any merger, consolidation or other Transfer of any legal or beneficial interest in such Restricted Party or the creation or issuance of new legal or beneficial interests.

(ii)	Permitted Equity Transfers. Notwithstanding the foregoing, none of the following Transfers shall be deemed to be a Prohibited Equity Transfer so long as the Minimum Equity Requirement (defined below) remains satisfied following such Transfer: (A) a Transfer by a natural person who is a member, partner or shareholder of a Restricted Party to a revocable inter vivos trust having such natural person as both grantor and trustee of such trust and one or more immediate family members of such natural person as the sole beneficiaries of such trust (“Revocable Family Trust”); (B) a Transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party; (C) a Transfer, in one or a series of transactions, of not more than 49% of the stock, limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party where such Transfer does not result in a change in management control in the Restricted Party; (D) a Transfer of stock in LaSalle Hotel Properties, a Maryland real estate investment trust (“LaSalle”); provided such stock is listed on the New York Stock Exchange or such other nationally recognized stock exchange; and (E) a Qualifying Merger (defined below) of LaSalle. Subject to (e) of the definition of “Qualifying Merger” below, it being understood that with respect to the transfers listed in (ii)(C) above, Mortgagor shall deliver to Mortgagee at least 30 days’ prior written notice of such transfer and with respect to the transfers listed in (ii)(A) and (B) above, Mortgagor shall deliver written notice to Mortgagee of such transfer at least 30 days after such transfer. Mortgage shall not require notice of the transfer listed in (ii)(D) above.

As used herein “Minimum Equity Requirement” shall mean that (i) LaSalle must own, at all time, directly or indirectly, at least a 51% interest in Mortgagor and Operating Tenant, and (ii) LaSalle shall control Mortgagor and Operating Tenant.

As used herein, the term “Qualifying Merger” shall mean any acquisition by, merger with or consolidation with or into, or sale of substantially all of the assets to (any such transaction, the “Merger”) an entity (the “Merged Entity”) in which each of the following conditions have been satisfied as of the date of consummation of the Merger:

a.	the Merged Entity owns, directly or indirectly, all of the assets which LaSalle owned immediately prior to the effective date of the Merger (it being understood that upon the occurrence of a Qualifying Merger and notwithstanding the conditions set forth above in the definition of Minimum Equity Requirement, the Minimum Equity Requirement shall be deemed satisfied upon the occurrence of such Qualifying Merger);

b.	the Merged Entity agrees in writing to assume all of the obligations of LaSalle under the Loan Documents (if any);

c.	control of the Merged Entity and at least fifty-one percent (51%) of the direct or indirect ownership of the Merged Entity is vested in (A) a Qualified Owner, (B) the executive management of LaSalle (as the same existed immediately prior to the Merger), or (C) any other person or entity with respect to whom a Ratings Confirmation has been obtained;

d.	(A) the Property shall continue to be managed by a Qualified Manager, (B) in the case of the transfer of any direct equity ownership interests in Mortgagor due to such Merger, such transfer shall be conditioned upon continued compliance with the relevant provisions of Section 5.2 herein, (C) in the event that there is a transfer of any equity ownership interests directly in Mortgagor or any Restricted Party due to such Merger, such transfer shall be conditioned upon delivery to Lender of a New Non-Consolidation Opinion, which such opinion shall be provided by outside counsel reasonably acceptable to Lender and the rating agencies; and (D) such Merger shall not trigger any right of first refusal, option to purchase or default under any Major Lease, the Ground Lease, the Operating Lease, the Management Agreement or Franchise Agreement, if applicable; and

e.	Lender shall have received no less than sixty (60) days prior written notice of such Merger.

As used herein “Qualified Owner” shall mean any one or more of the following:

(i)	a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such person or entity referred to in this clause (A) satisfies the Eligibility Requirements;

(ii)	an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such person or entity referred to in this clause (B) satisfies the Eligibility Requirements;

(iii)	an institution substantially similar to any of the foregoing entities described in clauses (A) or (B) that satisfies the Eligibility Requirements;

(iv)	any entity controlled by and 51% owned by any of the entities described in (A), (B) or (C) above; or

(v)	an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Owner under clauses (A), (B), (C) or (D) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Owners under clauses (A), (B), (C) or (D) of this definition.

Notwithstanding the foregoing, no person or entity shall be deemed to be a Qualified Owner if (y) such person or entity (or any other person or entity owned or controlled by such person or entity or affiliated with such person or entity) has been, within the last ten (10) years, (I) subject to any material, uncured event of default in connection with a loan financing which resulted in litigation or an acceleration of an indebtedness held by Lender or any other secondary market or institutional lender or (II) the subject of any action or proceeding under Creditor’s Rights Laws; or (z) any of the principals or entities which control such person or entity or own a material direct or indirect equity interest in such Person have ever been convicted of a felony.

As used herein, the term “Eligibility Requirements” shall mean, with respect to any person or entity, that such person or entity (i) has total assets (in name or under management) in excess of $750,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $300,000,000, and (ii) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial mortgage properties.

As used herein, the term “Permitted Fund Manager” shall mean any person or entity that on the date of determination is (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $300,000,000 and (iii) not subject to any action or proceeding under any bankruptcy, insolvency, rehabilitation or other similar proceeding.

As used herein, a “Ratings Confirmation” shall mean, with respect to any relevant event or matter in question, written confirmation from the rating agencies that the consummation of such event or matter will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a securitization of the Loan, or if a securitization has not occurred, any ratings to be assigned in connection with a securitization of the Loan.

(iii) SPE Status. Nothing contained in this Section 6.15c shall be construed to permit any Transfer which would result in a breach of any representation, warranty or covenant of Mortgagor under Section 5.2 above. Notwithstanding anything to the contrary contained in this Section 6.15c, if such transfer in Section 6.15(c)(ii) above results in a direct equity transfer in Mortgagor or in any Restricted Party whose sole asset is a direct or indirect equity ownership interest in Mortgagor, it shall be a condition precedent to any such transfer that Mortgagor deliver to Mortgagee a New Non-Consolidation Opinion in form and content and rendered by counsel satisfactory to Mortgagee in its sole and absolute discretion and (C) such New Non-Consolidation Opinion shall be delivered to Mortgagee, not less than 30 days’ prior to such transfer (except with respect to a transfer pursuant to Section 6.15(ii)(B), a New Consolidation Opinion shall be delivered to Mortgagee 30 days after such transfer).

f.	Certificates of Ownership. Mortgagor shall deliver to Mortgagee, at any time and from time to time, not more than 5 days after Mortgagee’s written request therefor, a certificate, in form reasonably acceptable to Mortgagee, signed and dated by Mortgagor and Mortgagor, listing the names of all persons and entities holding direct or indirect legal or beneficial interests in the Property or any Restricted Party (other than LaSalle)and the type and amount of each such interest.

6.16.	REA. Mortgagor agrees that without the prior consent of Lender, Mortgagor will not execute modifications to the REA is such modifications will have a material adverse effect on the use, operation, or value of the Property, taken as a whole, or the ability of Mortgagor to pay its obligations in respect of the Loan. Mortgagor shall enforce, shall comply with, and shall use commercially reasonable efforts to cause each of the parties to the REA to comply with all of the terms and conditions contained in REA.

6.17.	INTENTIONALLY OMITTED.

6.18.	EXCULPATION. Mortgagee shall not directly or indirectly be liable to Mortgagor or any other person as a consequence of: (a) the exercise of the rights, remedies or powers granted to Mortgagee in this Mortgage; (b) the failure or refusal of Mortgagee to perform or discharge any obligation or liability of Mortgagor under any agreement related to the Property or under this Mortgage; or (c) any loss sustained by Mortgagor or any third party resulting from Mortgagee’s failure to lease the Property after a Default (hereafter defined) or from any other act or omission of Mortgagee in managing the Property after a Default unless the loss is caused by the willful misconduct, gross negligence or bad faith of Mortgagee and no such liability shall be asserted or enforced against Mortgagee, all such liability being expressly waived and released by Mortgagor.

6.19.	INDEMNITY. Without in any way limiting any other indemnity contained in this Mortgage, Mortgagor agrees to defend, indemnify and hold harmless the Mortgagee Group from and against any claim, loss, damage, cost, expense or liability directly or indirectly arising out of: (a) the making of the Loan, except for violations of banking laws or regulations by the Mortgagee Group; (b) this Mortgage; (c) the execution of this trust or the performance of any act required or permitted hereunder or by law; (d) any failure of Mortgagor or Operating Tenant to perform Mortgagor’s or Operating Tenant’s (as applicable) obligations under this Mortgage or the other Loan Documents; (e) any alleged obligation or undertaking on the Mortgagee Group’s part to perform or discharge any of the representations, warranties, conditions, covenants or other obligations contained in any other document related to the Property; (f) any act or omission by Mortgagor or any contractor, agent, employee or representative of Mortgagor with respect to the Property; or (g) any claim, loss, damage, cost, expense or liability directly or indirectly arising out of: (i) the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials which are found in, on, under or about the Property (including, without limitation, underground contamination); or (ii) the breach of any covenant, representation or warranty of Mortgagor or Operating Tenant under Sections 5.1.p, 5.1.q, 5.1.r, or 6.2 above. The foregoing to the contrary notwithstanding, this indemnity shall not include any claim, loss, damage, cost, expense or liability directly or indirectly arising out of the gross negligence or willful misconduct of any member of the Mortgagee Group, or any claim, loss, damage, cost, expense or liability incurred by the Mortgagee Group arising from any act or incident on the Property occurring after the full reconveyance and release of the lien of this Mortgage on the Property, or with respect to the matters set forth in clause (g) above, any claim, loss, damage, cost, expense or liability incurred by the Mortgagee Group resulting from the introduction and initial release of Hazardous Materials on the Property occurring after the transfer of title to the Property at a foreclosure sale under this Mortgage, either pursuant to judicial decree or the power of sale, or by deed in lieu of such foreclosure. This indemnity shall include, without limitation: (aa) all consequential damages (including, without limitation, any third party tort claims or governmental claims, fines or penalties against the Mortgagee Group); (bb) all court costs and reasonable attorneys’ fees (including, without limitation, expert witness fees) paid or incurred by the Mortgagee Group; and (cc) the costs, whether foreseeable or unforeseeable, of any investigation, repair, cleanup or detoxification of the Property which is required by any governmental entity or is otherwise necessary to render the Property in compliance with all laws and regulations pertaining to Hazardous Materials. “Mortgagee Group”, as used herein, shall mean (1) Mortgagee and Lender (including, without limitation, any participant in the Loan), (2) any entity controlling, controlled by or under common control with Mortgagee and Lender, (3) the directors, officers, employees and agents of Mortgagee and Lender and such other entities, and (4) the successors, heirs and assigns of the entities and persons described in foregoing clauses (1) through (3). Mortgagor shall pay immediately upon Mortgagee’s demand any amounts owing under this indemnity together with interest from the date the indebtedness arises until paid at the rate of interest applicable to the principal balance of the Note as specified therein. Mortgagor agrees to use legal counsel reasonably acceptable to the Mortgagee Group in any action or proceeding arising under this indemnity. THE

PROVISIONS OF THIS SECTION SHALL SURVIVE THE DISCHARGE OF THIS MORTGAGE, BUT MORTGAGOR’S LIABILITY UNDER THIS INDEMNITY SHALL BE SUBJECT TO THE PROVISIONS OF THE SECTION IN THE NOTE ENTITLED “MORTGAGOR’S LIABILITY.”

6.20.	INTENTIONALLY OMITTED.

6.21.	RELEASES, EXTENSIONS, MODIFICATIONS AND ADDITIONAL SECURITY. Without notice to or the consent, approval or agreement of any persons or entities having any interest at any time in the Property or in any manner obligated under the Secured Obligations (“Interested Parties”) other than Mortgagor, Mortgagee may, from time to time: (a) fully or partially release any person or entity from liability for the payment or performance of any Secured Obligation; (b) extend the maturity of any Secured Obligation; (c) make any agreement with Mortgagor increasing the amount or otherwise altering the terms of any Secured Obligation; (d) accept additional security for any Secured Obligation; or (e) release all or any portion of the Property, Collateral and other security for any Secured Obligation. None of the foregoing actions shall release or reduce the personal liability of any of said Interested Parties, or release or impair the priority of the lien of this Mortgage upon the Property.

6.22.	SALE OR PARTICIPATION OF LOAN.

a.

Mortgagee may at any time sell, assign, participate or securitize all or any portion of Mortgagee’s rights and obligations under the Loan Documents, and that any such sale, assignment, participation or Securitization may be to one or more financial institutions or other entities, to private investors, or into the public securities market, in Mortgagee’s sole discretion. Mortgagor further agrees that Mortgagee may disseminate to any such actual or potential purchaser(s), assignee(s) or participant(s) (and to any investment banking firms, Rating Agencies, accounting firms, law firms and other third party advisory firms and investors involved with the Loan and the Loan Documents or the applicable sale, assignment, participation or Securitization) all documents and financial and other information heretofore or hereafter provided to or known to Mortgagee with respect to: (a) the Property and its operation; (b) any party connected with the Loan (including, without limitation, Mortgagor, Operating Tenant any partner or member of Mortgagor or Operating Tenant, any constituent partner or member of Mortgagor or Operating Tenant, any guarantor and any nonMortgagor Mortgagor) subject to applicable SEC regulations and as may be restricted by law. In the event of any such sale, assignment, participation or Securitization, Mortgagee and the other parties to the same shall share in the rights and obligations of Mortgagee set forth in the Loan Documents as and to the extent they shall agree among themselves. In connection with any such sale, assignment, participation or Securitization, Mortgagor further agrees that the Loan Documents shall be sufficient evidence of the obligations of Mortgagor to each purchaser, assignee or participant, and Mortgagor shall, within 15 days after request by Mortgagee at Mortgagor’s expense; (c) deliver to Mortgagee such information and documents relating to Mortgagor, Operating Tenant, Guarantor, Sponsor, the Property and its

operation and any party connected with the Loan as Mortgagee or any Rating Agency may request; (d) deliver to Mortgagee an estoppel certificate for the benefit of Mortgagee and any other party designated by Mortgagee verifying the status and terms of the Loan, in form and content reasonably satisfactory to Mortgagee; (e) execute such amendments to the Loan Documents and Mortgagor’s or any general partner’s or managing member’s organizational documents as may be reasonably requested by Mortgagee or requested by the Rating Agencies including, without limitation, such amendments as may be required in order to effect a bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure (any of the foregoing, a “Loan Bifurcation”); provided, however, that Mortgagor shall not be required to modify or amend any Loan Document if such modification or amendment would change (x) the interest rate, (y) the stated maturity or (z) the amortization of principal set forth in the Note, except in connection with a Loan Bifurcation which may result in varying fixed interest rates and amortization schedules, but which shall (I) have the same initial weighted average coupon of the original Note, (II) provide that, prior to a Default, any portion of the debt service due under the Loan which amortizes the Loan shall be applied pro-rata to each bifurcated note and/or component (as applicable) and (III) not change the stated maturity date; and (f) provide Mortgagee with any amendments and restatements of the Non-Consolidation Opinion or any other legal opinion delivered in connection with the closing of the Loan as any Rating Agency may request. Mortgagor shall not be responsible for any of Lender’s out-of-pocket costs in connection with the Securitization of the Loan, provided, however, Mortgagor shall be responsible for its costs in connection with complying with this Section 6.22. The indemnity obligations of Mortgagor under the Loan Documents shall also apply with respect to any purchaser, assignee or participant.

b.	[Intentionally Deleted]

6.23.	SECURITIZATION INDEMNIFICATION.

a.	Mortgagor understands that information provided to Mortgagee by Mortgagor and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, an “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.

b.

Mortgagor shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Mortgagor has examined such Disclosure Documents specified by Lender and that each such

Disclosure Document, as it relates to Mortgagor, Mortgagor Affiliates, the Property, Manager, Sponsor, Guarantor and all other aspects of the Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 6.23, Lender hereunder shall include its officers and directors), the Affiliate of Wells Fargo Bank, National Association (“Wells Fargo”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Wells Fargo Group”), and Wells Fargo, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Wells Fargo or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Wells Fargo Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Wells Fargo Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Wells Fargo Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Mortgagor will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Mortgagor in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Mortgagor, operating statements and rent rolls with respect to the Property. This indemnity agreement will be in addition to any liability which Mortgagor may otherwise have.

c.	In connection with Exchange Act Filings, Mortgagor shall (i) indemnify Lender, the Wells Fargo Group and the Underwriter Group for Liabilities to which Lender, the Wells Fargo Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Wells Fargo Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Wells Fargo Group or the Underwriter Group in connection with defending or investigating the Liabilities.

d.	Promptly after receipt by an indemnified party under this Section 6.23 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 6.23, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 6.23, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

e.

In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 6.23(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 6.23(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Wells Fargo’s and Mortgagor’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Mortgagor hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

f.	The liabilities and obligations of both Mortgagor and Lender under this Section 6.23 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

6.24.	RELEASE. Upon payment of all sums secured by this Mortgage, Mortgagee shall discharge this Mortgage. Mortgagor shall pay Mortgagee’s reasonable costs incurred in discharging this Mortgage.

6.25.	SUBROGATION. Mortgagee shall be subrogated to the lien of all encumbrances, whether released of record or not, paid in whole or in part by Mortgagee pursuant to this Mortgage or by the proceeds of any loan secured by this Mortgage.

6.26.	[Intentionally Deleted]

6.27.	CONVERSION TO REGISTERED FORM. At the request of Mortgagee, Mortgagor shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Lender which shall maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the Code. The option to convert the Note into registered form once exercised may not be revoked. Any agreement setting out the rights and obligation of the Registrar shall be subject to the reasonable approval of Lender. Mortgagor may revoke the appointment of any particular person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar. The Registrar shall not be entitled to any fee from Mortgagor or Lender or any other lender in respect of transfers of the Note and other Loan Documents.

6.28.	EXTENSION OF OPERATING LEASE. No later than six (6) months prior to the current expiration date of the Operating Lease (August 30, 2010), and each applicable expiration date of the Operating Lease thereafter through and including the Maturity Date (as defined in the Note), Mortgagor shall (a) (i) enter into an agreement with Operating Tenant to extend the term of the Operating Lease for a term of no less than five (5) years and (ii) deliver to Mortgagee a fully-executed copy of the agreement whereby the Operating Lease is so extended to the next applicable expiration date; or (b) deliver evidence, reasonably satisfactory to Mortgagee, that there shall be no material adverse affect to Borrower, Guarantor, Sponsor, and the Property, if the Operating Lease is terminated or not extended.

6.29.	GROUND LEASE. With respect to the Ground Lease, Mortgagor agrees:

a.

To perform all obligations of the tenant under the Ground Lease and any statute, ordinance, rule or regulation relating thereto, and not to cause or permit any breach thereof. If Mortgagor shall default under the Ground Lease, or if

Mortgagee shall receive notice of any default by Mortgagor under the Ground Lease, Mortgagee may, at its option but without any obligation to do so, take any action necessary or desirable to cure any such default, Mortgagee being authorized to enter upon the Land for such purposes with or without notice and without becoming a mortgagee in possession; provided, however, Mortgagee will not undertake to cure any default that Mortgagor has commenced and is diligently and expeditiously proceeding to cure. Mortgagor shall, immediately on demand, pay to Mortgagee all costs of Mortgagee incurred in curing any such default, together with interest on such costs from the date of expenditure until said sums have been paid, at the rate of interest applicable to the principal balance of the Note as specified therein.

b.	To give prompt notice to Mortgagee of any default by any party under the Ground Lease (which shall include, but not be limited to, copies of any default notices sent to Landlord or received by Mortgagor), to give prompt notice to Mortgagee of any litigation or arbitration with respect to the Ground Lease, and to furnish to Mortgagee all information that it may reasonably request concerning the performance by Mortgagor of Mortgagor’s obligations under the Ground Lease.

c.	That the provisions hereof shall be deemed to be obligations of Mortgagor in addition to Mortgagor’s obligations as tenant with respect to similar matters contained in the Ground Lease; provided, however, the inclusion herein of any obligations relating to similar matters as to which Mortgagor is obligated under the Ground Lease shall not restrict or limit Mortgagor’s obligations to perform promptly all of its obligations as tenant under the Ground Lease, and nothing in this Mortgage shall be construed as requiring Mortgagor or Mortgagee to take or omit to take any action which would cause a default under the Ground Lease.

d.	That so long as this Mortgage is in effect, there shall be no merger of the Ground Lease, nor of the leasehold estate or other estate created thereby, with the fee estate in the Land by reason of the fact that the Ground Lease, or the leasehold estate or other estate created thereby, may be held directly or indirectly by or for the account of any person or entity who or which also holds the fee estate in the Land. If Mortgagor acquires the fee title or any other estate, title or interest in the Land, this Mortgage shall attach to and be a lien upon the fee title or such other estate so acquired, and such fee title or other estate shall, without further assignment, mortgage or conveyance, become and remain subject to the lien of and covered by this Mortgage. Mortgagor shall notify Mortgagee of any such acquisition by Mortgagor and, on written request by Mortgagee, shall cause to be executed and recorded all such documents and instruments as may in the reasonable opinion of Mortgagee be required to carry out the intent and meaning hereof.

e.

That, so long as this Mortgage is in effect, no termination or surrender by Mortgagor as tenant under the Ground Lease to Landlord thereunder, shall be valid or effective. The terms of the Ground Lease may not be amended or modified or terminated or subordinated to any mortgage, deed of trust, lease or other interest, either orally or in writing, without the prior written consent of Mortgagee which consent shall not be unreasonably withheld, conditioned or delayed.

f.	That if the Ground Lease is for any reason whatsoever terminated prior to the expiration of its term and, if pursuant to any provision of the Ground Lease or otherwise, Mortgagee or its designee shall acquire from Landlord a new lease or other agreement for the use of the Land, Mortgagor shall have no right, title or interest in or to such new lease or other agreement or the estate created thereby.

g.	That, so long as this Mortgage is in effect, Mortgagor shall timely exercise all renewal and extension options under the Ground Lease and comply with all conditions precedent to the exercise thereof.

h.	That from time to time upon the written request of Mortgagee, Mortgagor shall deliver to Mortgagee estoppel certificates from Landlord in form and substance reasonably acceptable to Mortgagee to the extent Landlord is obligated to deliver such certificates pursuant to the terms of the Ground Lease.

i.	Notwithstanding anything contained in the Ground Lease to the contrary, Mortgagor shall not further sublet any portion of the Property (other than as permitted pursuant to Section 3.4 hereof) without prior written consent of Mortgagee. Each such sublease hereafter made shall provide that (i) in the event of the termination of the Ground Lease, the sublease shall not terminate or be terminable by the lessee thereunder; (ii) in the event of any action for the foreclosure of the Mortgage, the sublease shall not terminate or be terminable by the lessee thereunder by reason of the termination of the Ground Lease unless such lessee is specifically named and joined in any such action and unless a judgment is obtained therein against such lessee; and (iii) in the event that the Ground Lease is terminated as aforesaid, the lessee under the sublease shall attorn to the lessor under the Ground Lease or to the purchaser at the sale of the Property on such foreclosure, as the case may be. In the event that any portion of the Property shall be sublet pursuant to the terms of this subsection, such sublease shall be deemed to be included in the Property.

6.30.	LANDLORD’S BANKRUPTCY.

a.

Mortgagor acknowledges that pursuant to Section 365 of the Bankruptcy Reform Act of 1978 (as the same may be amended from time to time, “Bankruptcy Act”) it is possible that a trustee in bankruptcy of Landlord or Landlord as a debtor-in-possession could reject the Ground Lease, in which case Mortgagor, as tenant, would have the election described in Section 365(h) of the Bankruptcy Act (which election, as the same may be amended from time to time, and together with any comparable right under any other state or federal law relating to bankruptcy, reorganization or other relief for debtors, whether now or hereafter in effect, is herein called the “Election”) to treat the Ground Lease as terminated by such rejection or, in the alternative, to remain in possession for the balance of the term of the Ground Lease and any renewal or extension thereof that is enforceable by the tenant under applicable nonbankruptcy law. Mortgagor shall not permit the termination of the Ground Lease by exercise of the Election or otherwise without the prior written consent of Mortgagee, which consent may be withheld, conditioned or delayed for any reason in Mortgagee’s sole and absolute discretion. Mortgagor acknowledges that since the Ground Lease is a primary part of the security for the Secured Obligations, it is not anticipated that Mortgagee would consent to termination of the Ground Lease.

b.	In order to secure the covenant made in this Section 6.30 and as security for the other Secured Obligations, Mortgagor assigns the Election and all rights related thereto to Mortgagee. Mortgagor acknowledges and agrees that the foregoing assignment of the Election and related rights is one of the rights which Mortgagee may use at any time in order to protect and preserve the other rights and interests of Mortgagee under this Mortgage, since exercise of the Election in favor of terminating the Ground Lease would constitute waste hereunder. Mortgagor agrees that exercise of the Election in favor of preserving the right to possession under the Ground Lease shall not be deemed to constitute a taking or sale of the Property by Mortgagee and shall not entitle Mortgagor to any credit against the Secured Obligations.

c.	Mortgagor acknowledges and agrees that in the event the Election is exercised in favor of Mortgagor remaining in possession, Mortgagor’s resulting rights under the Ground Lease, as adjusted by the effect of Section 365 of the Bankruptcy Act, shall then be part of the Property and shall be subject to the lien created by this Mortgage.

6.31.	MORTGAGOR’S (TENANT’S) BANKRUPTCY.

a.	If there shall be filed by or against Mortgagor a petition under the Bankruptcy Act, and Mortgagor, as the tenant under the Ground Lease, shall determine to reject the Ground Lease pursuant to Section 365(a) of the Bankruptcy Act, then Mortgagor shall give Mortgagee not less than ten (10) days’ prior notice of the date on which Mortgagor shall apply to the bankruptcy court for authority to reject the Ground Lease. Mortgagee shall have the right, but not the obligation, to serve upon Mortgagor within such 10-day period a notice stating that (i) Mortgagee demands that Mortgagor assume and assign the Ground Lease to Mortgagee pursuant to Section 365 of the Bankruptcy Act and (ii) Mortgagee agrees to cure or provide adequate assurance of prompt cure of all defaults and provide adequate assurance of future performance under the Ground Lease. If Mortgagee serves upon Mortgagor the notice described in the preceding sentence, Mortgagor shall not seek to reject the Ground Lease and shall comply with the demand provided for in clause (i) of the preceding sentence within thirty (30) days after the notice shall have been given, subject to the performance by Mortgagee of the agreement provided for in clause (ii) of the preceding sentence.

b.	Effective upon the entry of an order for relief in respect of Mortgagor under the Bankruptcy Act, Mortgagor hereby assigns and transfers to Mortgagee a non-exclusive right to apply to the bankruptcy court under Section 365(d)(4) of the Bankruptcy Act for an order extending the period during which the Ground Lease may be rejected or assumed.

ARTICLE 7. DEFAULT

7.1.	DEFAULT. For all purposes hereof, “Default” shall mean either an “Optional Default” (as defined below) or an “Automatic Default” (as defined below).

a.	Optional Default. An “Optional Default” shall occur, at Mortgagee’s option, upon the occurrence of any of the following events:

(i)	Monetary. Mortgagor or Mortgagor shall fail to (aa) pay when due any sums which by their express terms require immediate payment without any grace period or sums which are payable on the Maturity Date, or (bb) pay within 5 days when due any other sums payable under the Note, this Mortgage or any of the other Loan Documents, including without limitation, any monthly payment due under the Note.

(ii)	Failure to Perform. Operating Tenant or Mortgagor shall fail to observe, perform or discharge any of Operating Tenant’s or Mortgagor’s obligations, covenants, conditions or agreements, other than Operating Tenant’s or Mortgagor’s payment obligations, under the Note, this Mortgage or any of the other Loan Documents, and (aa) such failure shall remain uncured for 30 days after written notice thereof shall have been given to Operating Tenant or Mortgagor, as the case may be, by Mortgagee or (bb) if such failure is of such a nature that it cannot be cured within such 30 day period, Operating Tenant or Mortgagor shall fail to commence to cure such failure within such 30 day period or shall fail to diligently prosecute such curative action thereafter.

(iii)	Representations and Warranties. Any representation, warranty, certificate or other statement (financial or otherwise) made or furnished by or on behalf of Mortgagor, Mortgagor, or a guarantor, if any, to Mortgagee or in connection with any of the Loan Documents, or as an inducement to Mortgagee to make the Loan, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished.

(iv)	Attachment. The sequestration or attachment of, or levy or execution upon any of the Property, the Collateral or any other collateral provided by Mortgagor or Mortgagor under any of the Loan Documents, or any material portion of the other assets of Mortgagor or Mortgagor, which sequestration, attachment, levy or execution is not released or dismissed within 45 days after its occurrence; or the sale of any assets affected by any of the foregoing.

(v)	Uninsured Casualty. The occurrence of an uninsured casualty with respect to any material portion (as reasonably determined by Mortgagee) of the Property unless: (aa) no other Default has occurred and is continuing at the time of such casualty or occurs thereafter; (bb) Mortgagor promptly notifies Mortgagee of the occurrence of such casualty; and (cc) not more than 45 days after the occurrence of such casualty, Mortgagor delivers to Mortgagee immediately available funds in an amount sufficient, in Mortgagee’s reasonable opinion, to pay all costs of the repair or restoration (including, without limitation, taxes, financing charges, insurance and rent during the repair period). So long as no Default has occurred and is continuing at the time of Mortgagee’s receipt of such funds and no Default occurs thereafter, Mortgagee shall make such funds available for the repair or restoration of the Property. Notwithstanding the foregoing, Mortgagee shall have no obligation to make any funds available for repair or restoration of the Property unless and until all the conditions set forth in clauses (bb) and (cc) of Section 6.11 (b) iii of this Mortgage have been satisfied. Mortgagor acknowledges that the specific conditions described above are reasonable.

(vi)	Management Agreement Default. If a default has occurred and continues beyond any applicable cure period under the Management Agreement, provided such default permits a party to terminate or cancel the Management Agreement .

(vii)	Cancellation of Management Agreement. Except as set forth in the Loan Documents, if Mortgagor or Operating Tenant terminates or cancels the Management Agreement.

(viii)	Franchise Agreement. If Mortgagor fails to comply within the provisions of Section 5.1(cc) hereof.

(ix)	Hotel Flag. If (A) Manager, Mortgagor, or Operating Tenant fails to operate and brand the hotel as a Westin Flag or an Approved Hotel Flag in accordance with the terms of Section 5.3(d) of this Mortgage and (B) fails to comply with Section 3.10 of Exhibit A to the Note.

(x)	Ceasing to Operate Hotel. If the Property ceases to be operated as a hotel or such business is terminated for any reason whatsoever (other than temporary cessation in connection with any renovations to the Property or restoration of the Property after casualty or condemnation).

(xi)	Ground Lease. If at any time (aa) the Ground Lease is modified or surrendered by Mortgagor without Mortgagee’s prior written consent, or (bb) if the Ground Lease is terminated without Mortgagee’s consent.

b.	Automatic Default. An “Automatic Default” shall occur automatically upon the occurrence of any of the following events:

(i)	Voluntary Bankruptcy, Insolvency, Dissolution. (aa) Mortgagor’s or Operating Tenant’s filing a petition for relief under the Bankruptcy Reform Act of 1978, as amended or recodified (“Bankruptcy Code”), or under any other present or future state or federal law regarding bankruptcy, reorganization or other relief to debtors (collectively, “Debtor Relief Law”); or (bb) Mortgagor’s or Operating Tenant’s filing any pleading in any involuntary proceeding under the Bankruptcy Code or other Debtor Relief Law which admits the jurisdiction of a court to regulate Mortgagor or the Property or the petition’s material allegations regarding Mortgagor’s or Operating Tenant’s insolvency; or (cc) Mortgagor’s or Operating Tenant’s making a general assignment for the benefit of creditors; or (dd) Mortgagor’s or Operating Tenant’s applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Mortgagor, Operating Tenant or any of their property; or (ee) the filing by or against Mortgagor or Operating Tenant of a petition seeking the liquidation or dissolution of Mortgagor or Operating Tenant or the commencement of any other procedure to liquidate or dissolve Mortgagor or Operating Tenant.

(ii)	Involuntary Bankruptcy. Mortgagor’s or Operating Tenant’s failure to effect a full dismissal of any involuntary petition under the Bankruptcy Code or other Debtor Relief Law that is filed against Mortgagor or Operating Tenant or in any way restrains or limits Mortgagor, Operating Tenant, or Mortgagee regarding the Loan or the Property, prior to the earlier of the entry of any order granting relief sought in the involuntary petition or 45 days after the date of filing of the petition.

(iii)	Partners, Guarantors. The occurrence of an event specified in Sections (i) or (ii) as to Mortgagor, Operating Tenant, or any guarantor or other person or entity in any manner obligated to Mortgagee under the Loan Documents unless, with respect to any guarantor, within thirty (30) days from such event a substitute guarantor reasonably acceptable to Mortgagee executes and delivers a replacement guaranty in form and substance reasonably acceptable to Lender.

7.2.	ACCELERATION. Upon the occurrence of an Optional Default, Mortgagee may, at its option, declare all sums owing to Mortgagee under the Note and the other Loan Documents immediately due and payable. Upon the occurrence of an Automatic Default, all sums owing to Mortgagee under the Note and the other Loan Documents shall automatically become immediately due and payable.

7.3.	RIGHTS AND REMEDIES. In addition to the rights and remedies in Section 7.2 above, at any time after a Default, Mortgagee shall have all of the following rights and remedies:

a.	Entry on Property. With or without notice, and without releasing Mortgagor from any Secured Obligation, and without becoming a mortgagee in possession,

to enter upon the Property from time to time and to do such acts and things as Mortgagee deems necessary or desirable in order to inspect, investigate, assess and protect the security hereof or to cure any Default, including, without limitation: (i) to take and possess all documents, books, records, papers and accounts of Mortgagor, Mortgagor or the then owner of the Property which relate to the Property; (ii) to make, terminate, enforce or modify leases of the Property upon such terms and conditions as Mortgagee deems proper; (iii) to make repairs, alterations and improvements to the Property necessary, in Mortgagee’s sole judgment, to protect or enhance the security hereof; (iv) to appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Mortgagee hereunder; (v) to pay, purchase, contest or compromise any encumbrance, charge, lien or claim of lien which, in the sole judgment of Mortgagee, is or may be senior in priority hereto, the judgment of Mortgagee being conclusive as between the parties hereto; (vi) to obtain insurance; (vii) to pay any premiums or charges with respect to insurance required to be carried hereunder or under any other Loan Document; (viii) to obtain a court order to enforce Mortgagee’s right to enter and inspect the Property for Hazardous Materials, in which regard the decision of Mortgagee as to whether there exists a release or threatened release of Hazardous Materials onto the Property shall be deemed reasonable and conclusive as between the parties hereto; (ix) to have a receiver appointed pursuant to applicable law to enforce Mortgagee’s rights to enter and inspect the Property for Hazardous Materials; and/or (x) to employ legal counsel, accountants, engineers, consultants, contractors and other appropriate persons to assist them;

b.	Appointment of Receiver. With or without notice or hearing to apply to a court of competent jurisdiction for and obtain appointment of a receiver, trustee, liquidator or conservator of the Property, for any purpose, including, without limitation, to enforce Mortgagee’s rights to collect Payments and to enter on and inspect the Property for Hazardous Materials, as a matter of strict right and without regard to: (i) the adequacy of the security for the repayment of the Secured Obligations; (ii) the existence of a declaration that the Secured Obligations are immediately due and payable; (iii) the filing of a notice of default; or (iv) the solvency of Mortgagor, Mortgagor or any other guarantor or other person or entity in any manner obligated to Mortgagee under the Loan Documents.

c.	Statutory Power of Sale.

(i)

This Mortgage is upon the STATUTORY CONDITION and upon the further condition that all covenants and agreements of, and conditions imposed upon, Mortgagor contained herein and in the Note and the other instruments and agreements evidencing or securing the Secured Obligations shall be kept and fully performed, for any breach of which Mortgagee shall have the STATUTORY POWER OF SALE, and upon the further condition that upon a Default, Mortgagee shall have as to the Collateral all the remedies of a secured party under the UCC, including but not limited to, the option to proceed as to both the Property and the Collateral under the law relating to the foreclosure of real estate mortgages as enacted by the Commonwealth of Massachusetts, and such further remedies as from time to time may hereafter be provided in the Commonwealth of Massachusetts for a secured party, and upon the further condition that all rights of Mortgagee under this Mortgagee under this Mortgage as to the Collateral and the Property may be exercised together or separately and, at Mortgagee’s discretion, in connection with the exercise by Mortgagee of its other rights under any one or more of the Loan Documents. In case of a foreclosure sale Mortgagee shall be entitled to retain 1% of the purchase money in addition to the costs, charges and expenses allowed under the Statutory Power of Sale or under this Mortgage. In case redemption is had by Mortgagor after foreclosure proceedings have begun, Mortgagee shall be entitled to collect all costs, charges and expenses, including reasonable attorneys’ fees, incurred up to and including the time of redemption.

(ii)	In exercising its power of sale under this instrument, Mortgagee may sell the Collateral either separately from or together with the Property and the balance of the Property or any part thereof, either as one parcel or unit or in such separate parcels or units, all as Mortgagee may in its discretion elect; and may so sell the Property, as one parcel or unit or in such separate parcels or units, all as Mortgagee may in its discretion elect; and may so sell the Property or any part thereof either separately from or together with the whole or any part of other collateral which may constitute security for any obligation secured by the Property, also as Mortgagee may in its discretion elect. In the event of any separate sale of the Collateral, Mortgagee will give to Mortgagor reasonable notice of the time and place of any public sale or of the time after which any private sale or other intended disposition thereof is to be made, and such requirement of reasonable notice shall be met if such notice is mailed postage prepaid to the address of Mortgagor as provided in this Mortgage at least 10 days before the time of the sale or other disposition.

d.	Other Rights. To exercise such other rights as Mortgagee may have at law or in equity or pursuant to the terms and conditions of this Mortgage or any of the other Loan Documents.

In connection with any sale or sales hereunder, Mortgagee may elect to treat any of the Property which consists of a right in action or which is property that can be severed from the Property (including, without limitation, any Improvement and any other improvements forming a part thereof) without causing structural damage thereto as if the same were personal property or a fixture, as the case may be, and dispose of the same in accordance with applicable law, separate and apart from the sale of the Property. Any sale of Collateral hereunder shall be conducted in any manner permitted by the UCC.

7.4.	STATUTORY POWER OF SALE PROCEEDS. If Mortgagee invokes the STATUTORY POWER OF SALE, the proceeds of such sale shall be applied in the following order: (a) to all costs and expenses of the sale, including, but not limited to, attorneys’ fees and costs of title evidence; (b) to all sums secured by this Mortgage in such order as Mortgage, in Mortgagee’s sole discretion, directs; and (c) the excess, if any, to the person or persons legally entitled thereto.

7.5.	WAIVER BY MORTGAGOR. Mortgagor, to the fullest extent that Mortgagor may do so, hereby; (a) agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, extension or redemption, and waives and releases all rights of redemption, valuation, appraisement, stay or execution, notice of election to mature or declare due the debt secured hereby; and (b) waives all rights to marshalling of the assets of Mortgagor, including the Property, and agrees not to assert any right under any statute or rule of law pertaining to the marshalling of assets, or other matters whatever to defeat, reduce or affect the right of Mortgagee under the terms of this Mortgage or the Note to a sale of the Property for the collection of the Secured Obligations evidenced by the Note without any prior or different resort for collection, or the right of Mortgagee to the payment of such indebtedness out of the proceeds of the sale of the Property in preference to every other claimant whatever.

7.6.	NO CURE OR WAIVER. Neither Mortgagee’s nor any receiver’s entry upon and taking possession of all or any part of the Property, nor any collection of rents, issues, profits, insurance proceeds, condemnation proceeds or damages, other security or proceeds of other security, or other sums, nor the application of any collected sum to any Secured Obligation, nor the exercise of any other right or remedy by Mortgagee or any receiver shall cure or waive any Default or notice of default under this Mortgage, or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid or performed and Mortgagor has cured all other Defaults hereunder), or impair the status of the security, or prejudice Mortgagee in the exercise of any right or remedy, or be construed as an affirmation by Mortgagee of any tenancy, lease or option or a subordination of the lien of this Mortgage.

7.7.	PAYMENT OF COSTS, EXPENSES AND ATTORNEYS’ FEES. Mortgagor agrees to pay to Mortgagee immediately and upon demand all costs and expenses incurred by Mortgagee in the enforcement of the terms and conditions of this Mortgage (including, without limitation, costs associated with the STATUTORY POWER OF SALE granted hereunder, court costs and attorneys’ fees, whether incurred in litigation or not) with interest from the date of expenditure until said sums have been paid at the rate of interest applicable to the principal balance of the Note as specified therein.

7.8.	POWER TO FILE NOTICES AND CURE DEFAULTS. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest, to perform any obligation of Mortgagor hereunder upon the occurrence of an event, act or omission which, with notice or passage of time or both, would constitute a Default, provided, however, that: (a) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (b) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to act under this Section.

7.9.	REMEDIES CUMULATIVE. All rights and remedies of Mortgagee under this Mortgage and the other Loan Documents are cumulative and are in addition to all rights and remedies provided by applicable law (including specifically that of foreclosure of this Mortgage as though it were a mortgage). Mortgagee may enforce any one or more remedies or rights under the Loan Documents either successively or concurrently.

ARTICLE 8. MISCELLANEOUS PROVISIONS

8.1.	ADDITIONAL PROVISIONS. The Loan Documents contain or incorporate by reference the entire agreement of the parties with respect to matters contemplated herein and supersede all prior negotiations. The Loan Documents grant further rights to Mortgagee and contain further agreements and affirmative and negative covenants by Mortgagor which apply to this Mortgage and to the Property and such further rights and agreements are incorporated herein by this reference. THE OBLIGATIONS AND LIABILITIES OF MORTGAGOR UNDER THIS MORTGAGE AND THE OTHER LOAN DOCUMENTS ARE SUBJECT TO THE PROVISIONS OF THE SECTION IN THE NOTE ENTITLED “MORTGAGOR’S LIABILITY.”

8.2.	NON-WAIVER. By accepting payment of any amount secured hereby after its due date or late performance of any other Secured Obligation, Mortgagee shall not waive its right against any person obligated directly or indirectly hereunder or on any Secured Obligation, either to require prompt payment or performance when due of all other sums and obligations so secured or to declare default for failure to make such prompt payment or performance. No exercise of any right or remedy by Mortgagee hereunder shall constitute a waiver of any other right or remedy herein contained or provided by law. No failure by Mortgagee to exercise any right or remedy hereunder arising upon any Default shall be construed to prejudice Mortgagee’s rights or remedies upon the occurrence of any other or subsequent Default. No delay by Mortgagee in exercising any such right or remedy shall be construed to preclude Mortgagee from the exercise thereof at any time while that Default is continuing. No notice to nor demand on Mortgagor shall of itself entitle Mortgagor to any other or further notice or demand in similar or other circumstances.

8.3.	CONSENTS AND APPROVALS. Wherever Mortgagee’s consent, approval, acceptance or satisfaction is required under any provision of this Mortgage or any of the other Loan Documents, such consent, approval, acceptance or satisfaction shall not be unreasonably withheld, conditioned or delayed by Mortgagee unless such provision expressly so provides.

8.4.

PERMITTED CONTESTS. After prior written notice to Mortgagee, Mortgagor may contest, by appropriate legal or other proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any lien, levy, tax or assessment, or any lien of any laborer, mechanic, materialman, supplier or vendor, or the application to Mortgagor or the Property of any law or the validity thereof, the assertion or imposition of which, or the failure to pay when due, would constitute a Default; provided that (a) Mortgagor pursues the contest diligently, in a manner which Mortgagee determines is not prejudicial to Mortgagee, and does not impair the priority of this Mortgage; (b) the Property, or any part hereof or estate or interest therein, shall not be in any danger of being sold, forfeited or lost by reason of such proceedings; (c) in the case of the contest of any law or other legal requirement, Mortgagee shall not be in any danger of any civil or criminal liability; and (d) if required by Mortgagee, Mortgagor deposits with Mortgagee any funds or other forms of assurance (including a bond or letter of credit) satisfactory to Mortgagee to protect Mortgagee from the consequences of the contest being unsuccessful. Mortgagor’s right to contest pursuant to the terms of this provision shall in no way relieve Mortgagor or Mortgagor of its obligations under the Loan or to make payments to Mortgagee as and when due.

8.5.	FURTHER ASSURANCES. Mortgagor shall, upon demand by Mortgagee, execute, acknowledge (if appropriate) and deliver any and all documents and instruments and do or cause to be done all further acts reasonably necessary or appropriate to effectuate the purposes of the Loan Documents and to perfect any assignments contained therein.

8.6.	ATTORNEYS’ FEES. If any legal action, suit or proceeding is commenced between Mortgagor and Mortgagee regarding their respective rights and obligations under this Mortgage or any of the other Loan Documents, the prevailing party shall be entitled to recover, in addition to damages or other relief, costs and expenses, reasonable attorneys’ fees and court costs (including, without limitation, expert witness fees). As used herein the term “prevailing party” shall mean the party which obtains the principal relief it has sought, whether by compromise settlement or judgment. If the party which commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

8.7.	MORTGAGOR AND MORTGAGEE DEFINED. The term “Mortgagor” includes both the original Mortgagor and any subsequent owner or owners of any of the Property, and the term “Mortgagee” includes the original Mortgagee and any future owner or holder, including assignees, pledges and participants, of the Note or any interest therein.

8.8.	DISCLAIMERS.

a.

Nominee Capacity of MERS. MERS serves as mortgagee of record and secured party solely as nominee, in an administrative capacity, for Lender and its successors and assigns and only holds legal title to the interests granted, assigned, and transferred herein. All payments or deposits with respect to the Secured Obligations shall be made to Lender, all advances under the Loan Documents shall be made by Lender, and all consents, approvals, or other determinations required or permitted of Mortgagee herein shall be made by Lender. MERS shall at all times comply with the instructions of Lender and its successors and assigns. If necessary to comply with law or custom, MERS (for the benefit of Lender and its successors and assigns) may be directed by Lender to exercise any or all of those interests, including without limitation, the right to foreclose and sell the Property, and take any action required of Lender, including without limitation, a release, discharge or reconveyance of this Mortgage. Subject to the foregoing, all references herein to “Mortgagee” (including, but not limited to, any deliveries to Mortgagee) shall include Lender and its successors and assigns.

b.	Relationship. The relationship of Mortgagor and Mortgagee under this Mortgage and the other Loan Documents is, and shall at all times remain, solely that of Mortgagor and lender (the role of MERS hereunder being solely that of nominee as set forth in subsection (a) above and not that of a lender), and Mortgagee neither undertakes nor assumes any responsibility or duty to Mortgagor or to any third party with respect to the Property. Notwithstanding any other provisions of this Mortgage and the other Loan Documents: (i) Mortgagee is not, and shall not be construed to be, a partner, joint venturer, member, alter ego, manager, controlling person or other business associate or participant of any kind of Mortgagor, and Mortgagee does not intend to ever assume such status; and (ii) Mortgagee shall not be deemed responsible for or a participant in any acts, omissions or decisions of Mortgagor.

c.	No Liability. Mortgagee shall not be directly or indirectly liable or responsible for any loss, claim, cause of action, liability, indebtedness, damage or injury of any kind or character to any person or property arising from any construction on, or occupancy or use of, the Property, whether caused by or arising from: (i) any defect in the Improvements, any building, structure, grading, fill, landscaping or other improvements thereon or in any on-site or off-site improvement or other facility therein or thereon; (ii) any act or omission of Mortgagor or any of Mortgagor’s agents, employees, independent contractors, licensees or invitees; (iii) any accident in or on the Property or any fire, flood or other casualty or hazard thereon; (iv) the failure of Mortgagor or any of Mortgagor’s licensees, employees, invitees, agents, independent contractors or other representatives to maintain the Property in a safe condition; or (v) any nuisance made or suffered on any part of the Property.

8.9.	SEVERABILITY. If any term of this Mortgage or any other Loan Document, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Mortgage or such other Loan Document, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Mortgage or such other Loan Document shall be valid and enforceable to the fullest extent permitted by law.

8.10.	RELATIONSHIP OF ARTICLES. The rights, remedies and interests of Mortgagee under the mortgage established by Article 1 and the security agreement established by Article 4 are independent and cumulative, and there shall be no merger of the mortgage granted hereunder with any security interest created by the security agreement. Subject to the terms of Articles 2 and 4 hereof, Mortgagee may elect to exercise or enforce any of its rights, remedies or interests under either or both the mortgage or the security agreement as Mortgagee may from time to time deem appropriate. The absolute assignment of rents and leases established by Article 3 is similarly independent of and separate from the mortgage and the security agreement.

8.11.	MERGER. No merger shall occur as a result of Mortgagee’s acquiring any other estate in, or any other lien on, the Property unless Mortgagee consents to a merger in writing.

8.12.	OBLIGATIONS OF MORTGAGOR, JOINT AND SEVERAL. If more than one person has executed this Mortgage as “Mortgagor”, the obligations of all such persons hereunder shall be joint and several.

8.13.	SEPARATE AND COMMUNITY PROPERTY. Any married person who executes this Mortgage as a “Mortgagor” agrees that any money judgment which Mortgagee obtains pursuant to the terms of this Mortgage or any other obligation of that married person secured by this Mortgage may be collected by execution upon any separate property or community property of that person.

8.14.	INTEGRATION; INTERPRETATION. The Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified except by written instrument executed by all parties. Any reference in any of the Loan Documents to the Property or Collateral shall include all or any part of the Property or Collateral. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by Mortgagee in writing. When the identity of the parties or other circumstances make it appropriate, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

8.15.	CAPITALIZED TERMS. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Note.

8.16.	SUCCESSORS IN INTEREST. The terms, covenants, and conditions contained herein and in the other Loan Documents shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties. The foregoing sentence shall not be construed to permit Mortgagor to assign the Loan except as otherwise permitted under the Note or the other Loan Documents.

8.17.

GOVERNING LAW. This Mortgage was accepted by Mortgagee in the state of New York, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. Accordingly, in all respects, including, without limiting the generality of the foregoing, matters of construction, validity, enforceability and performance, this Mortgage, the Note and the other Loan Documents and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts made and performed in such state and any applicable law of the United States of America, except that at all times the provisions for enforcement of Mortgagee’s STATUTORY POWER OF SALE and all other remedies granted hereunder and the creation, perfection and enforcement of the security interests created pursuant hereto and pursuant to the other

Loan Documents in any Collateral which is located in the state where the Property is located shall be governed by and construed according to the law of the state where the Property is located. Except as provided in the immediately preceding sentence, Mortgagor hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than New York governs this Mortgage, the Note and other Loan Documents.

8.18.	CONSENT TO JURISDICTION. Mortgagor irrevocably submits to the jurisdiction of: (a) any state or federal court sitting in the state of New York over any suit, action, or proceeding, brought by Mortgagor against Mortgagee, arising out of or relating to this Mortgage, the Note or the Loan; (b) any state or federal court sitting in the state where the Property is located or the state in which Mortgagor’s principal place of business is located over any suit, action or proceeding, brought by Mortgagee against Mortgagor, arising out of or relating to this Mortgage, the Note or the Loan; and (c) any state court sitting in the county of the state where the Property is located over any suit, action, or proceeding, brought by Mortgagee to exercise its STATUTORY POWER OF SALE under this Mortgage or any action brought by Mortgagee to enforce its rights with respect to the Collateral. Mortgagor irrevocably waives, to the fullest extent permitted by law, any objection that Mortgagor may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

8.19.	EXHIBITS. Exhibit A is incorporated into this Mortgage by this reference.

8.20.	ADDRESSES; REQUEST FOR NOTICE. All notices and other communications that are required or permitted to be given to a party under this Mortgage or the other Loan Documents shall be in writing, refer to the Loan number, and shall be sent to such party, either by personal delivery, by overnight delivery service, by certified first class mail, return receipt requested, or by facsimile transmission to the addressee or facsimile number below. All such notices and communications shall be effective upon receipt of such delivery or facsimile transmission. The addresses of the parties are set forth on page 1 of this Mortgage and the facsimile numbers for the parties are as follows:

Mortgagee:

MORTGAGE ELECTRONIC

REGISTRATION SYSTEMS, INC.

FAX No.: (703) 748-0183

Mortgagor:

LHO BACKSTREETS, L.L.C.

c/o LaSalle Hotel Properties

3 Bethesda Metro Center Suite 1200

Bethesda, Maryland 20814

FAX No.: (301) 941-1553

Mortgagor’s principal place of business is at the address set forth on page 1 of this Mortgage.

Any Mortgagor whose address is set forth on page 1 of this Mortgage hereby requests that a copy of notice of default and notice of sale be delivered to it at that address. Failure to insert an address shall constitute a designation of Mortgagor’s last known address as the address for such notice. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving 30 days notice to the other parties in the manner set forth above.

8.21.	COUNTERPARTS. This Mortgage may be executed in any number of counterparts, each of which, when executed and delivered, will be deemed an original and all of which taken together, will be deemed to be one and the same instrument.

8.22.	BUSINESS LOAN; NOT PERSONAL RESIDENCE. Mortgagor covenants, warrants and represents that all of the proceeds of the loan shall be used for business or commercial purposes, none of the proceeds of the Loan shall be used for personal, family or household purposes, and no individual liable for the loan resides or intends to reside in any portion of the Property.

8.23.	WAIVER OF JURY TRIAL. MORTGAGEE AND MORTGAGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS MORTGAGE OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF MORTGAGEE OR MORTGAGOR. THIS PROVISION IS A MATERIAL INDUCEMENT FOR MORTGAGEE TO ENTER INTO THIS MORTGAGE.

8.24.	OPERATING TENANT - NO LIABILITY. Mortgagee hereby acknowledges that Operating Tenant is not liable for the indebtedness evidenced by the Note.

8.25.	DEFINED TERMS. Any capitalized terms that are used herein and not defined shall have the meaning set forth in the Note.

8.26.	RECOURSE: This Mortgage is subject to Section 8 of the Note, and the provisions of Section 8 are hereby incorporated herein by reference.

8.27.	Notwithstanding anything to the contrary contained herein, to the extent Lender’s prior approval is required for any matters relating to the Ground Lease or the Management Agreement as provided for in this Mortgage, Lender shall have ten (10) Business Days from receipt of written request and all required information and documentation relating thereto in which to approve or disapprove such matter, provided that such request to Lender is marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A MORTGAGE BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the request must be marked “PRIORITY”. In the event that Lender fails to respond to the Ground Lease or Management Agreement matter in question within such time (which may be a request for additional information or documentation by Lender), Lender’s approval shall be deemed given for all purposes. Borrower shall provide Lender with such information and documentation as may be reasonably required by Lender.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as a sealed instrument as of the date first above written.

MORTGAGOR:

LHO BACKSTREETS, L.L.C., a Delaware limited liability company

By:	/s/ Pat Meara
Pat Meara, Authorized Signatory

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

ACKNOWLEDGED AND AGREED TO

WITH RESPECT TO ITS OBLIGATIONS UNDER

ARTICLE 5 AND SECTION 6.2 HEREIN:

OPERATING TENANT:

LHO BACKSTREETS LESSEE, L.L.C.,
a Delaware limited liability company

By:	LaSalle Hotel Lessee, Inc.,
an Illinois corporation, its sole member

	By:	/s/ Hans S. Weger
	Name:	Hans S. Weger
	Title:	Chief Financial Officer

ACKNOWLEDGMENT

STATE OF New York	)
) ss:
COUNTY OF New York	)

Then personally appeared before me the above-named Pat Meara, being the Authorized Signatory of LHO BACKSTREETS, L.L.C., a Delaware limited liability company, and acknowledged the foregoing to be the signatory’s free act and deed.

/s/ Victoria M. Freedman
Notary Public

My Commission Expires: 3/18/07

VICTORIA M. FREEDMAN
Notary Public, State of New York
No. 01FR6089202
Qualified in New York County
Commission Expires March 18, 2007

ACKNOWLEDGMENT

STATE OF Maryland	)
) ss:
COUNTY OF Montgomery	)

Then personally appeared before me the above-named Hans S. Weger, being the Chief Financial Officer of LaSalle Hotel Lessee, Inc., an Illinois corporation, the sole member of LHO BACKSTREETS LESSEE, L.L.C., a Delaware limited liability company, and acknowledged the foregoing to be the signatory’s free act and deed.

/s/ Karen A. Pietrowski
Notary Public

My Commission Expires: 7/8/08

KAREN A. PIETROWSKI

NOTARY PUBLIC

MONTGOMERY COUNTY

MARYLAND

MY COMMISSION EXPIRES July 8, 2008